Exhibit 99.1
CIBC WORLD MARKETS INCENTIVE SAVINGS PLAN
FOR UNITED STATES EMPLOYEES
CIBC WORLD MARKETS
INCENTIVE SAVINGS PLAN
FOR
U. S. EMPLOYEES
(Effective January 1, 1999)

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(continued)
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ALPHABETICAL LISTING OF DEFINED TERMS

Defined Term	1.01
1.02
Account	D.1
Account Balance	1.03
Actual Deferral Percentage (“ADP”) Test	1.04
Administrator	3.02
Affiliated Employer	E.2
After-tax Savings	B.1
Aggregate Contributions	E.1
Annual Addition	1.05
Average Contribution Percentage (“ACP”) Test	3.01(c)
CIBC	3.01(b)
Firm Bonus Contributions	3.01(a)
Firm Matching Contributions	1.06
Before-tax Savings	1.07
Beneficiary	1.08
Code	1.09
Committee	H.3(c)
Compensation	H.3(f)
Compensation for Top Heavy Purposes	H.3(g)
Determination Date	1.09
Determination Period	3.01(b)
Effective Date	1.10
Eligible Contributions	1.11
Eligible Employee	1.12
Employee	B.2
ERISA	C.1
Excess Annual Additions	B.1
402(g) Limitation	F.2
415 Compensation	D.8
Hardship	H.3(a)
Highly Compensated Employee	1.14
Key Employee	B.1
Leased Employee	D.8
Maximum Permissible Amount	H.3(b)
Nonhighly Compensated Employee	1.16
Non-Key Employee	H.3(h)
Participant	H.3(e)
Participant for Top Heavy Purposes	1.17
Permissive Aggregation Group	1.18
Plan	QDRO
Plan Year	Required Aggregation

Plan Section	Group
Rollover Contribution
Salary	7.07
Section 401(a)(17) Salary	H.3(e)
Termination Date	3.09
Trustee	1.09(b)
Trust Fund	120
Valuation Date	121
Year of Service	1.22
1.23
1.24
4.03

2

CIBC WORLD MARKETS
INCENTIVE SAVINGS PLAN
FOR
U. S. EMPLOYEES
     Canadian Imperial Bank of Commerce, a corporation organized under the laws of the country of Canada, continues this Plan for the purpose of providing retirement benefits for eligible Employees in the United States of America. This Plan was originally established on October 1, 1987. The Plan was amended from time to time thereafter and was amended and restated effective November 1, 1992. The Plan has thereafter been amended from time to time. The Plan is hereby completely amended and restated effective January 1, 1999. If an Employee’s employment with CIBC (as hereinafter defined) terminated prior to the restated Effective Date, that Employee is entitled to benefits under the Plan as the Plan existed on the date of the Employee’s termination of employment, subject to any provisions contained in this restatement with a specific effective date prior to January 1, 1999.
ARTICLE I
DEFINITIONS
     1.01 “Account” means the sum of the separate account(s) which are maintained on behalf of a Participant or Beneficiary. The separate accounts include one or more of the following six component accounts: (a) Before-tax Savings Account, (b) Pre-1987 After-tax Savings Account, (c) Post-1986 After-tax Savings Account, (d) Firm Matching Contributions Account, (e) Firm Bonus Contributions Account, and (f) a Rollover Account. The component accounts are described in Section 6.01, and are referred to herein as the “Accounts.”
     1.02 “Account Balance” means the amount, if any, standing in a Participant’s Account (or component account if the context so indicates) as of any date.
     1.03 “Administrator” means, except as otherwise expressly provided in Section 8.01, Canadian Imperial Bank of Commerce which will be the Administrator of the Plan with the rights, duties and obligations of an “administrator” as that term is defined in Section 3(16)(A) of ERISA and of a “plan administrator” as that term is defined in Section 414(g) of the Code. The authority to control and manage the operation and administration of the Plan is vested in a Committee as described in Section 8.01. The members of the Committee will be “named fiduciaries,” as described in Section 402 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to their authority under the Plan.
     1.04 “Affiliated Employer” means any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes Canadian Imperial Bank of Commerce; any organization (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with Canadian Imperial Bank of Commerce; any organization

(whether or not incorporated) that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes Canadian Imperial Bank of Commerce; and any other entity required to be aggregated with Canadian Imperial Bank of Commerce pursuant to rules and regulations under Code Section 414(o).
     1.05 “CIBC” means Canadian Imperial Bank of Commerce and any Affiliated Employer which, with the written consent of CIBC, adopts this Plan, and any successor thereof that maintains this Plan. A listing of the companies that are participating employers in the Plan is attached hereto as Appendix A and incorporated herein by reference. Such listing may be amended from time to time by the Board of Directors of Canadian Imperial Bank of Commerce or its duly authorized representative. The adoption of this Plan by any Affiliated Employer other than Canadian Imperial Bank of Commerce will be subject to whatever reasonable conditions and requirements Canadian Imperial Bank of Commerce sets forth in its written consent, to the extent such conditions and requirements are consistent with the provisions of ERISA. Such conditions and requirements may include, but will not be limited to, restrictions with respect to which employees of any employer may become eligible to participate in the Plan. Canadian Imperial Bank of Commerce will have the continuous right, in its sole discretion, to terminate prospectively any employer’s participation in this Plan by providing written notice to such employer. With respect to all of its relations with the Trustee or the Committee (or any delegatee or agent thereof), as well as for purposes of amending, terminating or administering the Plan or investing the Trust Fund, each employer will be deemed to have designated irrevocably Canadian Imperial Bank of Commerce or its designee as its agent.
     1.06 “Beneficiary” means the Participant’s surviving spouse, or such other person or persons as the Participant designates in accordance with the requirements of Section 7.09 (including spousal consent if the Participant is married), or such person as determined under Section 7.10, if applicable, who is or may become entitled to a benefit under the Plan payable with respect to a Participant.
     1.07 “Code” means the Internal Revenue Code of 1986, as amended.
     1.08 “Committee” means the Committee appointed pursuant to Section 8.01. The Committee will also be known as the “U.S. Benefits Subcommittee.”
     1.09 “Effective Date” means January 1, 1999, except for the effective dates of certain provisions of the Plan that are specifically set forth in the text of the Plan.
     1.10 “Eligible Employee” means any Employee who
     (a) either (1) is employed by CIBC on the United States payroll; or (2) is employed by an entity listed on Appendix A hereto and meets whatever conditions for eligibility are specified for such entity on Appendix A, and
     (b) is not any one or more of the following:

(i)	a Leased Employee;

(ii)	included in a unit of employees covered by a collective bargaining agreement between employee representatives and one or more of CIBC or the Affiliated Employers unless the collective bargaining agreement requires the Employee to be included within the Plan;

(iii)	employed by an which has not adopted the Plan;

(iv)	a nonresident alien who does not receive any earned income (as defined in Code Section 911(d)(2)) from CIBC which constitutes United States source income (as defined in Code Section 861(a)(3)); or

(v)	a dialer.
     1.11 “Employee” means any individual who has a common-law employer-employee relationship with CIBC or an Affiliated Employer.
     1.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.13 “Highly Compensated Employee” means an Employee described in Code Section 414(q) and the regulations promulgated thereunder, and described in Section D.8 of Appendix D. “Highly Compensated Group” means the group of Eligible Employees who are Highly Compensated Employees for the Plan Year.
     1.14 “Leased Employee” means a leased employee of CIBC as described at Section 2.03.
     1.15 “Nonhighly Compensated Employee” means an Employee who is not a Highly Compensated Employee. “Nonhighly Compensated Group” means the group of Eligible Employees who are Nonhighly Compensated Employees for the relevant Plan Year.
     1.16 “Participant” means an Employee who is eligible to be and becomes a Participant in accordance with the provisions of Article II, and whose Account under the Plan has not subsequently been liquidated.
     1.17 “Plan” means the plan established by CIBC and continued in the form of this document, as it may be amended from time to time. CIBC intends the Plan to be a profit sharing plan for all purposes of the Code. The name of the Plan is the CIBC World Markets Incentive Savings Plan for U.S. Employees.
     1.18 “Plan Year” means the 12 consecutive month period ending every December 31.

     1.19 “Salary” means an Employee’s pay from the Bank at his base rate, except that for purposes of this definition (i) elective deferrals under Code Section 402(g) will be included, (ii) elective contributions made under Code Section 125 (relating to cafeteria plans) will be included, and (iii) overtime pay, bonuses, and all other forms of remuneration for personal services rendered will be excluded; further provided, however, that an Employee who is a broker and (i) is paid on a commission-only basis, or (ii) receives the majority of his income from commissions and has a base annual salary of $60,000 or less will be deemed to receive an imputed base salary equal to his actual base salary, if any, plus his commissions up to the amount set forth at the table attached hereto as Appendix I.
     1.20 “Section 401(a)(17) Salary” means a Participant’s Salary up to the limitation described at Code Section 401(a)(17), as indexed for such Plan Year, taking into account for purposes of such limitation any proration required where Salary is computed with respect to a period of less than a full year (other than on account of a Participant’s mid-year commencement or cessation of active participation in the Plan). The Plan is amended, effective January 1, 1997, to delete the provisions relating to family aggregation as (described in Code Section 401(a)(17)(A)) which required that certain Participants, the spouse of such Participants and any lineal descendants who have not attained age 19 before the close of the Plan Year be treated as a single Participant for purposes of applying the Section 401(a)(17) limitation for a Plan Year.
     1.21 “Termination Date” means the date on which the Employee no longer has an employment relationship with CIBC or with any Affiliated Employer.
     1.22 “Trustee” means Vanguard Fiduciary Trust Company and any successor duly appointed by CIBC.
     1.23 “Trust Fund” means the assets of the Plan as held by the Trustee in trust pursuant to the trust agreement effective January 1, 1999, between Canadian Imperial Bank of Commerce and Vanguard Fiduciary Trust Company, as that agreement may be amended from time to time, or a trust agreement with a successor trustee.
     1.24 “Valuation Date” means each business day of the month on which the New York Stock Exchange is open.

ARTICLE II
ELIGIBILITY
     2.01 Eligibility. An Eligible Employee becomes a Participant in the Plan in accordance with this Section 2.01.
     (a) Continuing Participants. An Eligible Employee who was a Participant in the Plan on the day before the Effective Date continues as a Participant in the Plan.
     (b) New Participants. Each other Eligible Employee will be eligible to participate in this Plan on the date coinciding with or next following the later of (i) attainment of age 18, or (ii) date of hire, provided that the Employee is employed as an Eligible Employee on such date.
     Before-tax Savings under the Plan pursuant to Section 3.01 and After-tax Savings pursuant to Section 3.02 will commence as of the next administratively feasible payroll period after all contribution and investment election forms have been filed by the Participant with the Committee. If the Employee is not employed as an Eligible Employee on that date, the Employee will become a Participant under this paragraph as of the date the Employee is employed as an Eligible Employee.
     2.02 Participation upon Reemployment. An Employee who is reemployed by CIBC after the Employee incurred a Termination Date (whether before or after the Effective Date) will be eligible to participate in the Plan as of the date the Employee satisfies the eligibility requirements of Section 2.01, provided that the Employee is employed as an Eligible Employee on that date. If the Employee is not employed as an Eligible Employee on that date, the Employee will enter (or re-enter) the Plan as of the first day the Employee is employed as an Eligible Employee.
     2.03 Leased Employees.
     (a) Subject to paragraph (b), the Plan treats a Leased Employee as an Employee of an Affiliated Employer that has not adopted the Plan. Thus, Leased Employees are not Eligible Employees and may not participate in the Plan. A Leased Employee is an individual (who otherwise is not an Employee of CIBC or an Affiliated Employer) who, pursuant to a leasing agreement between CIBC or an Affiliated Employer and any other person, has performed services for CIBC (or for an Affiliated Employer) on a substantially full time basis for at least one year and who performs services under the primary direction and control of CIBC or an Affiliated Employer;
     (b) The Plan does not treat a Leased Employee as an Employee if the leasing organization covers the employee in a safe harbor plan and, prior to application of this safe harbor plan exception, 20% or less of the nonhighly compensated workforce of CIBC and all Affiliated Employers are Leased Employees. A safe harbor plan is a money purchase pension plan providing immediate participation, full and immediate vesting, and a nonintegrated contribution formula equal to at least 10% of the employee’s compensation without regard to employment by the leasing organization on a specified date. The safe harbor plan must determine the 10% contribution on the basis of compensation as defined in Code Section 415(c)(3) plus elective contributions under Section 125 or 402(g).
     2.04 Elections. Unless otherwise specified, each election permitted under the Plan by any Participant or other person entitled to benefits under the Plan, and any permitted modification thereof, will be (a) in writing filed with the Committee at such times and in such form as the Committee will require, or (b) to the extent permitted by the Committee, under uniform and nondiscriminatory rules and regulations by electronic data transmission system, voice response system or in any other form approved by the Committee. To the extent that the Committee approves any such method described in clause (b) of the preceding sentence, the use of the Participant’s Personal Identification Number (“PIN”) will constitute a Participant’s written election and signature.
ARTICLE III
CONTRIBUTIONS
     3.01 Amount. For each Plan Year, CIBC will contribute to the Trust Fund an amount which equals the sum of (a) Before-tax Savings, (b) Firm Matching Contributions, and (c) Firm Bonus Contributions, as such contributions are determined for the Plan Year in this Section 3.01. Additionally, any Participant may make voluntary After-tax Savings under the Plan as provided in Section 3.02. CIBC need not have current or accumulated profits to make any contribution for any Plan Year under this Section 3.01.
     (a) Before-tax Savings. Any Employee eligible to participate in the Plan under Section 2.01 may defer Salary earned by the Employee by filing a salary reduction agreement with the Committee. The salary reduction agreement must provide that the Participant’s Salary will be reduced by any whole number percentage (at least 2%, but not to exceed 15%). In no event will the Before-tax Savings made with respect to any payroll period on behalf of any Participant exceed 15% of such Participant’s Salary paid for such payroll period, or such smaller amount as the Committee determines in its discretion to be appropriate to assure compliance with the limitations imposed by law on such contributions. The salary reduction agreement may not be effective earlier than the execution date of the Employee’s salary reduction agreement or, if later, the date the Employee enters (or reenters) the Plan as a Participant. Amounts deferred pursuant to this Section 3.01(a) will be referred to as “Before-tax Savings”.
     (b) Firm Matching Contributions. For each month of each Plan Year, CIBC will make a contribution on account of Before-tax Savings and After-tax Savings for such month. Amounts contributed pursuant to this Section 3.01(b) will be referred to as “Firm Matching Contributions”. CIBC’s aggregate Firm Matching Contribution for a month will be an amount equal to 50% of each Participant’s Eligible Contributions for the month. “Eligible Contributions” means the sum of a Participant’s Before-tax Savings and After-tax Savings made for the month which do not exceed 6% of the Participant’s Salary determined with respect to such month.
     (c) Firm Bonus Contributions. For each Plan Year, CIBC may contribute an amount which the Board of Directors of Canadian Imperial Bank of Commerce, in its sole discretion, will determine. Amounts contributed pursuant to this Section 3.01(c) will be referred to as “Firm Bonus Contributions”.
     3.02 After-tax Savings. Any Employee eligible to participate in the Plan under Section 2.01 may elect to make after-tax contributions by payroll deduction for the Employee’s own benefit in any amount equal to any whole number percentage (at least 2%, but not to exceed 15%) of his Salary. In no event will the amount of after-tax contributions made by a Participant exceed 15% of his Salary paid for such payroll period, or such smaller amount as the Committee determines in its discretion as appropriate to assure compliance with the limitations imposed by the Code on such contributions. Amounts contributed pursuant to this Section 3.02 will be referred to as “After-tax Savings”. The sum of a Participant’s After-tax Savings and Before-tax Savings for a payroll period may not exceed 15% of his Salary for that payroll period or such smaller amount as the Committee determines in its discretion as appropriate to assure compliance with limitations imposed by the Code on such contribution.
     3.03 Payment/Allocation of Contribution. Contributions made pursuant to Sections 3.01 and 3.02 of this Plan will be allocated to a Participant’s Accounts (described at Section 6.01) in accordance with the terms of this Section 3.03.
     (a) Before-tax Savings. For each month for each Plan Year, CIBC will contribute to the Trust Fund the aggregate Before-tax Savings attributable to payroll periods ending in such month within an administratively reasonable period of time but no later than the 15th business day of the month following the month in which such amounts would have been paid to the Participant but for the Participant’s salary reduction agreement. CIBC will establish for each Participant a Before-tax Savings Account (described at Section 6.01) to which will be allocated the amount of Before-tax Savings CIBC makes on behalf of the Participant.
     (b) Firm Matching Contributions. For each month for each Plan Year CIBC will contribute to the Trust Fund the Firm Matching Contributions attributable to such month without interest as soon as practicable after the month with respect to which the Firm Matching Contribution is made, but in no event later than the time prescribed by law for filing the Employer’s federal income tax return, including extensions thereof. CIBC will establish for each Participant a Firm Matching Contributions Account (described at Section 6.01) to which will be allocated that portion of Firm Matching Contributions made on account of the Participant’s Eligible Contributions for the Plan Year.

     (c) Firm Bonus Contributions. CIBC will pay to the Trust Fund the Firm Bonus Contribution for the Plan Year, without interest, no later than the time prescribed by law for filing the Employer’s federal income tax return, including any extensions thereof. CIBC will allocate the Firm Bonus Contribution to all Eligible Employees who have satisfied the requirements of Section 2.01, regardless of whether such Employees are currently participating in the Before tax Savings and/or After-tax Savings portions of the Plan, but excluding Participants who were not employed by an Employer on the last day of that year, in the same ratio that each such Participant’s Section 401(a)(17) Salary actually paid for the Plan Year bears to the total Section 401(a)(17) Salary actually paid for the Plan Year to all Participants eligible for an allocation under this paragraph (c). CIBC will allocate that portion of the Firm Bonus Contributions made with respect to each Participant to the Participant’s Firm Bonus Contributions Account (described at Section 6.01). CIBC will make this allocation as of December 31 of the Plan Year for which the contribution is made.
     (d) After-tax Savings. For each month for each Plan Year, CIBC will contribute to the Trust Fund the aggregate After-tax Savings attributable to such month within an administratively reasonable period of time but no later than the 15th business day of the month following the month in which such amounts would have been paid to the Participant but for the Participant’s election to make After-tax Savings. CIBC will establish for each Participant an After-tax Savings Account (described at Section 6.01) to which will be allocated the amount of After-tax Savings that the Participant makes to the Trust Fund. After-tax Savings made with respect to a Plan Year will be transferred to the Trust Fund no later than the 30th day after the end of such Plan Year.
     (e) Allocation. For purposes of the limitations of Appendices B, C, D and E, all amounts described at paragraphs (a), (b) and (d) are to be allocated, within the meaning of regulations under Sections 401(k), 401(m) and 415 as of the date such contribution are paid into the Trust Fund or, if earlier, December 31 of the Plan Year for which the contribution is made. For purposes of the deduction requirements of Code Section 404, all contributions under paragraphs (a), (b), (c) and (d) for any Plan Year will be considered to have been made on the last day of that year, regardless of when paid to the Trustee.
     (f) Limitation. Notwithstanding the preceding paragraphs, the sum of a Participant’s After-tax Savings and Before-tax Savings for any Plan Year may not exceed 15%, in the aggregate, of the Participant’s Section 401(a)(17) Salary for such Plan Year, and Firm Matching Contributions for any Plan Year may not exceed 3% of the Participant’s Section 401(a)(17) Salary for such Plan Year.
     (g) Elections. A Participant’s elections to make After-tax Savings, to have CIBC make Before-tax Savings on his behalf, and to terminate, suspend, increase, reduce or reinstate such contributions will be made in accordance with uniform and nondiscriminatory rules established by the Committee. An election to modify a deferral percentage election (including a complete suspension of contributions or a reinstatement) will be effective with respect to the first payroll period beginning after the deferral percentage change is requested by the Participant in accordance with the Committee requirements.
     (h) Salary. For purposes of determining the amount and allocation of any contribution under this Article III to a Participant in the Plan Year in which he first becomes a Participant, the Plan will take into account only Salary attributable to the portion of the Plan Year in which the Employee actually is a Participant.
     (i) Forfeiture of Firm Matching Contributions. Subject to Section E.7 of Supplement E, but notwithstanding any other provision of the Plan, any portion of a Firm Matching Contribution attributable to Before-tax or After-tax Savings that are distributed as excess deferrals, excess contributions or excess aggregate contributions in accordance with Appendices B, C, D or E will be forfeited in accordance with and subject to Internal Revenue Code regulations and applied in accordance with Section 7.15.
     3.04 Limitation on Annual Additions. The amount of Annual Additions to any Participant’s Account for any Plan Year may not exceed the maximum permissible amount, as determined in accordance with the rules and procedures set forth in Appendix B.
     3.05 Limitation on Before-tax Savings. The amount of Before-tax Savings made on behalf of any Employee for any Plan Year will be limited so as not to exceed the “402(g) Limitation”, as set forth in Appendix C.
     3.06 Actual Deferral Percentage Test. The Before-tax Savings made to the Plan on behalf of Highly Compensated Employees must satisfy the “ADP Test,” as set forth in Appendix D.
     3.07 Average Contribution Percentage Test. Firm Matching Contributions and After-tax Savings made by and on behalf of Highly Compensated Employees (defined at Appendix D) must satisfy the “ACP Test,” as set forth in Appendix E.
     3.08 Reduction of Contribution Rates. To conform the operation of the Plan to Code Section 401(a)(4) and the limits of Code Section 415(c) (described at Appendix B), Code Section 402(g) (described at Appendix C), Code Section 401(k) (described at Appendix D), and Code Section 401(m) (described at Appendix E), the Committee may unilaterally modify or revoke any Before-tax or After-tax Savings election made by a Participant under Sections 3.01(a) or 3.02, or may reduce (to zero if necessary) the level of Firm Matching Contributions and Firm Bonus Contributions to be made on behalf of Highly Compensated Employees for any month pursuant to Section 3.01(b) and (c).
     3.09 Rollover Contributions. Any Eligible Employee may, subject to Committee approval, contribute cash to the Trust Fund as a “Rollover Contribution” (including a “direct rollover” pursuant to Code Section 401(a)(31)), provided that this Plan is an “eligible retirement plan” (as defined in Code Section 402(c)(8)(B)) with respect to such contribution. All Rollover Contributions will be allocated to the Participant’s Rollover Account (described at Code Section 6.01).
     3.10 Trustee to Trustee Transfers. The Plan permits the Trustee, subject to Committee approval, to accept a direct transfer (other than a rollover described in Section 3.09) of plan assets from another qualified plan (“direct transfer”) on behalf of any Eligible Employee. Any direct transfer of plan assets must also be made in a manner consistent with Section 9.03, and must not result in the elimination or reduction of any protected benefit under Code Section 411(d)(6). In addition, no direct transfer to this Plan may be made from a plan to which the joint and survivor annuity and pre-retirement survivor annuity requirements under Code Sections 401(a)(11) and 417 are applicable. If the Plan receives a direct transfer (by merger or otherwise) of elective contributions (or amounts treated as elective contributions) under a Plan with a Code Section 401(k) arrangement, the distribution restrictions of Code Section 401(k)(2) and (10) continue to apply to such transferred elective contributions.
     If the Trustee accepts a rollover under Section 3.09 or direct transfer of plan assets under Section 3.10, the Committee and Trustee will treat the Employee as a Participant for all purposes of the Plan except for purposes of making or receiving an allocation of contributions under the Plan until the Employee satisfies the eligibility requirements set forth in Section 2.01 of the Plan.
     3.11 Mistake of Fact/Deductibility. CIBC contributes to this Plan on the condition its contribution is not due to a mistake of fact and the Internal Revenue Service will not disallow the deduction for its contribution. Upon written request from CIBC, the Trustee will return to CIBC the amount of the contribution made by CIBC by mistake of fact or the amount of CIBC’s contribution disallowed as a deduction under Code Section 404. The Trustee will not return any portion of CIBC’s contribution under the provisions of this Section 3.11 more than one year after (a) CIBC made the contribution by mistake of fact, or (b) the disallowance of the contribution as a deduction, and then, only to the extent of the disallowance. The Trustee will not increase the amount of the CIBC contribution returnable under this Section 3.11 for any earnings attributable to the contribution, but the Trustee will decrease the CIBC contribution returnable for any attributable losses.

ARTICLE IV
VESTING AND TERMINATION DATES
     4.01 Determination of Vested Interest. Each Participant employed by CIBC prior to January 2, 1998, who is still employed on January 1, 1999, is 100% vested in his current Accounts and in all future contributions to the Plan. Each other Participant will have a fully vested, nonforfeitable interest in his Firm Matching Contributions Account and Firm Bonus Contributions Account upon his completion of three Years of Service as determined under Section 4.03. A Participant at all times will have a nonforfeitable interest in his Before-tax Savings Account, Pre-1987 After-tax Savings Account, Post-1986 After-tax Savings Account, and Rollover Account.
     4.02 Accelerated Vesting. Notwithstanding the foregoing provisions of this Article IV, a Participant will have a fully vested, nonforfeitable interest in all his Accounts when he attains age 65 while employed by CIBC or an Affiliated Employer. In addition, in the event of the Plan’s termination (in accordance with Section 9.04) or partial termination (as determined under applicable law and regulations) or the complete discontinuance of contributions to the Plan, each affected Participant will have a fully vested, nonforfeitable interest in all of his Accounts. For purposes of this Section 4.02, a Participant will be considered permanently disabled if, on account of physical or mental disability, he no is longer capable of performing the duties assigned to him by CIBC or an Affiliated Employer or of any other position at CIBC or an Affiliated Employer for which the employee is reasonably qualified and, in the opinion of a qualified physician selected by his Employer, such disability is likely to be permanent and continuous during the remainder of the Participant’s lifetime.
     4.03 Years of Service. The term “Years of Service” means, with respect to any Employee, the number of years, computed to fractional portions thereof, elapsed since the first date for which he was paid, or entitled to payment, for the performance of duties for CIBC or an Affiliated Employer, subject to the following:
     (a) if an Employee’s employment with CIBC and the Affiliated Employers is terminated and he incurs a One Year Break in Service, he will not be credited with service for the period between the date his employment is terminated and the date, if any, of his reemployment by CIBC or an Affiliated Employer;
     (b) if an Employee does not have a nonforfeitable right under the Plan to any portion of his Account balances, and the number of his consecutive One Year Breaks in Service equals or exceeds the greater of five or the aggregate number of his Years of Service, then his number of Years of Service, if any, accrued prior to such break will be disregarded and he will be treated as a new employee for all purposes of the Plan.
     (c) In the case of any Participant hired by an Oppenheimer business unit (as defined at Appendix A) on or after January 2, 1998, the Participant’s Years of Service will be the greater of (but not both) (i) the number of Years of Service credited to him as of December 31, 1998, under the terms of the Oppenheimer 401(k) Capital Accumulation Plan and Trust, plus his Years of Service under this Section 4.03 for the period after 1998; or (ii) the total Years of Service to which he is credited (without regard to this paragraph (c)) under the provisions of this Section 4.03 from his date of hire.
     4.04 One Year Break in Service. The term “One Year Break in Service” means, with respect to any Employee, the 12-consecutive-month period commencing on the earlier of his Termination Date (as defined in Section 1.21) or the first anniversary of the first date of a period in which the Employee is absent from work with CIBC and the other Affiliated Employers for any reason other than a quit, retirement, discharge or death if he is not paid or entitled to payment for the performance of duties for CIBC or an Affiliated Employer during that 12-consecutive-month period. Notwithstanding the foregoing, solely for purposes of determining whether a One Year Break in Service has occurred if an Employee is absent from service on account of a Maternity or Paternity Absence (as defined below) beyond the first anniversary of the date on which such absence began, a One Year Break in Service will not occur until the third anniversary of the first day of such absence. For all other purposes hereunder, however, no portion of such Maternity or Paternity Absence occurring after the first anniversary of the first day thereof will be credited as part of a Year of Service. The term “Maternity or Paternity Absence” means an employee’s absence from work because of the pregnancy of such individual, the birth of a child of such individual, the placement of a child with such individual in connection with the adoption of a child by such individual, or for purposes of caring for the child by such individual immediately following such birth or placement. The Committee may require the employee to furnish such information as it considers necessary to establish that such individual’s absence was a Maternity or Paternity Absence.
     4.05 USERRA. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.
ARTICLE V
INVESTMENT OF THE TRUST FUND
     5.01 The Committee will establish and cause the Trustee to maintain three or more “Investment Funds” for the investment of Participant’s Accounts (as described in Section 6.01), which may include the CIBC Stock Fund, which is intended to be invested primarily in the Common Stock of Canadian Imperial Bank of Commerce or any other security which is a “qualifying employer security” as that term is defined in Section 407 of ERISA, and which complies with all of the requirements prescribed by ERISA with respect to any such investment. The Committee will also cause the Trustee to maintain a Loan Account to reflect any loans to Participants pursuant to Appendix G. The Investment Committee in its discretion may add additional Investment Funds or may delete any Investment Fund.
     5.02 Investment Fund Accounting. The Committee will maintain or cause to be maintained separate subaccounts for each Participant in each of the Investment Funds (and in his

Loan Account, if any) to separately reflect his interest in each such Fund or in the Loan Account and the portion thereof that is attributable to each of his Accounts.
     5.03 Investment Fund Elections. At the time that a Participant enrolls in the Plan pursuant to Section 2.01 or receives a contribution on his behalf pursuant to Article III, and after such time, each Participant, (in such manner as the Committee will require, and subject to such limitations as the Committee will establish, under uniform and nondiscriminatory rules) may specify the percentage, in multiples of 1%, of future contributions subsequently credited to his Accounts that are to be invested in each of the Investment Funds. During any period in which no direction is on file with the Trustee, amounts credited to a Participant’s Accounts may be invested in the Investment Funds as determined by the Committee.
     5.04 Transfers Between Investment Funds. Subject to such limitations as the Committee may establish, at any time during the Plan Year, a Participant may elect (in such manner as the Committee will require by uniform and nondiscriminatory rules) to transfer, in whole percentages only, all or any portion of the value of his Accounts, or any portion thereof, held in any Investment Fund to any other Investment Fund then made available to such Participant. Transfers into or out of the CIBC Stock Fund will be subject to such further limitations as the Committee determines necessary or advisable for purposes of complying with all applicable laws of Canada and the U.S.
     5.05 Allocation of Responsibility. In general, and subject to such uniform rules and limitations as the Committee will establish, it is intended that each Participant will have the right to direct the investment of his Accounts among the Investment Funds described at Section 5.01, in accordance with Sections 5.03 and 5.04. Notwithstanding the preceding sentence or other provisions of this Article V, the Committee may in its discretion suspend Participant direction of investments under such circumstances and for such periods as the Committee determines to be in the best interests of the Plan. Other than during such periods of suspension, the Plan is intended to be operated in accordance, and comply, with the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974.
     5.06 CIBC Stock Fund. Voting and tender rights with respect to securities held in the CIBC Stock Fund will be exercised in accordance with the terms of the Trust Agreement.

ARTICLE VI
PLAN ACCOUNTS
     6.01 Participant’s Accounts. The Committee will maintain (or cause to be maintained) the following “Accounts” in the name of each Participant:
     (a) a “Before-tax Savings Account” which will reflect Before-tax Savings, if any, made on the Participant’s behalf and the income, losses, appreciation and depreciation attributable thereto;
     (b) a “Pre-1987 After-tax Savings Account” which will reflect the Participant’s After-tax Savings to the Plan, if any, made before 1987, and the income, losses, appreciation and depreciation attributable thereto;
     (c) a “Post-1986 After-tax Savings Account” which will reflect the Participant’s After-tax Savings to the Plan, if any, made after 1986, and the income, losses, appreciation and depreciation attributable thereto;
     (d) a “Firm Matching Contributions Account” which will reflect Firm Matching Contributions, if any, allocated to the Participant and any forfeitures restored to him pursuant to Section 7.14 and the income, losses, appreciation and depreciation attributable thereto;
     (e) a “Firm Bonus Contributions Account” which will reflect the Firm Bonus Contributions, if any, allocated to the Participant and any forfeitures restored to him pursuant to Section 7.14 and the income, losses, appreciation and depreciation attributable thereto; and
     (f) a “Rollover Account” which will reflect Rollover Contributions, if any, made by the Participant and the income, losses, appreciation and depreciation attributable thereto.
The Accounts provided for in this Section 6.01 will be for accounting purposes only. References to the “balance” in a Participant’s Accounts means the aggregate of the balance in the Investment Funds.
     6.02 Adjustment of Participants’ Accounts. The Committee will enter into a service contract with a third party to perform certain recordkeeping services for the Plan (the “Recordkeeping Contract”). As of each Valuation Date prior to or coincident with his Distribution Date (as described in Section 7.03(c)), the Accounts of a Participant will be adjusted in accordance with procedures established by the recordkeeper, to reflect all contributions, transfers, distributions, loans, and income and losses attributable thereto.

     6.03 Allocation and Crediting of Contributions and Forfeitures. Subject to the provisions of Article III, contributions will be allocated and credited as follows:
     (a) Before-tax Savings, After-tax Savings, Firm Matching Contributions and Rollover Contributions made by or on behalf of a Participant for any calendar month will be credited to that Participant’s appropriate Accounts as soon as administratively practicable after such amounts are received by the Trustee.
     (b) As of the last day of each Plan Year, the Firm Bonus Contributions, if any, for that Plan Year will be allocated among the appropriate Accounts of Participants who satisfy the requirements of Section 3.03(c) in accordance with the terms of that Section. Such amounts will be credited to Participant’s appropriate Accounts as soon as administratively practicable after such amounts are received by the Trustee.
     Notwithstanding anything herein to the contrary, contributions made to the Plan by or on behalf of a Participant will share in the gains and losses of the Investment Funds only when actually credited to the Participants’ relevant Accounts.
     6.04 Account Expenses. All recordkeeping and other expenses associated with the Accounts of terminated vested Participants will be charged to the Accounts of those Participants to the extent permitted by ERISA, unless otherwise paid by CIBC. Trading commissions incurred in connection with the investment of any Participant’s Accounts will be charged to such Accounts to the extent permitted by ERISA, unless otherwise paid by CIBC.
     6.05 Statement of Plan Interest. As soon as practicable after the last day of each Plan Year quarter, the Committee will provide each Participant with a statement reflecting the balances of his Accounts.
ARTICLE VII
LOANS, WITHDRAWALS AND DISTRIBUTIONS
     7.01 Participant Loans. The Committee will direct the Trustee to make loans to Participants from their respective Accounts in accordance with the “loan policy” set forth in Appendix G which is intended to be consistent with the requirements of ERISA Section 408(b)(1) and Code Section 72(p).
     7.02 Payment Prior to Termination Date. A Participant whose Termination Date has not yet occurred may elect to withdraw all or part of his interest from his Accounts under the following circumstances:
     (a) After-tax Account and Rollover Account. At any time, the Participant or Beneficiary may elect, in such manner as required by the Committee pursuant to uniform and nondiscriminatory rules, to withdraw all or a portion of the Participant’s or Beneficiary’s After-tax Savings Account and/or Rollover Account. Any withdrawal made pursuant to this Section 7.02(a) from a Participant’s After-tax Savings Account will be considered first a distribution of the Participant’s After-tax Savings made prior to 1987, and thereafter earnings on such pre-1987 After-tax Savings, and thereafter a distribution of Post-1986 After-tax Savings plus a pro-rata portion of earnings attributable to such Post-1986 After-tax Savings. No withdrawal will be permitted pursuant to this Section 7.02(a) unless (i) the amount withdrawn is at least $500 and (ii) no withdrawal was made pursuant to this Section 7.02(a) within the prior 6 month period.
     (b) After Age 59-1/2. After the attainment of age 59-1/2, a Participant may at any time withdraw any portion or all of his Before-tax Savings Account, his Firm Matching Contributions Account and Firm Bonus Contributions Account in that order.
     (c) Disability. In the event that a Participant becomes permanently and totally disabled, such Participant may at any time withdraw his Account. A Participant is “permanently and totally disabled” if he is unable to perform each of the material duties of his regular occupation with CIBC, as determined pursuant to the CIBC Benefits USA Long-Term Disability Plan or as determined by the Committee on the basis of a written opinion by a licensed physician selected by the Committee.
     (d) Hardship. The Participant may request a hardship distribution of his Before-tax Savings Account (but not earnings thereon) in accordance with the rules set forth in Appendix F.
     (e) Direct Transfer. A Participant who is entitled to make a withdrawal pursuant to this Section 7.02 may elect to have any portion of such withdrawal amount which constitutes an “eligible rollover distribution” within the meaning of Code Section 401(a)(31)(C) transferred directly to an “eligible retirement plan. Such direct rollover election will be made in the manner prescribed by the Committee and will include such information as the Committee may require. The Committee may establish a default procedure whereby any distributee who fails to make an election under this Section within a deadline prescribed by the Committee (consistent with the requirements of Section 401(a)(31) and the regulations thereunder) will be deemed to have elected to not make a direct rollover.
     (f) CIBC Stock Fund. No withdrawal under this Section 7.02 may be made from any portion of the Participant’s Accounts invested in the CIBC Stock Fund.
     7.03 Distribution after Termination Date. If a Termination Date occurs with respect to a Participant (for a reason other than his death), the vested portions of his Accounts will be distributed in accordance with the following provisions of this Section 7.03, subject to the provisions of Section 7.04:
     (a) Balance Does Not Exceed $5,000. If the value of the vested portions of the Participant’s Accounts (including any loans outstanding on his Termination Date) does not exceed $5,000, determined in accordance with Section 7.08 but as of the Valuation

Date coinciding with or immediately preceding the last day of the quarter following the quarter in which his Termination Date occurs, and did not exceed $5,000 at the time of any prior distribution or withdrawal, such vested portions, less any outstanding loan balance distributable in accordance with Appendix G, will be distributed to the Participant as soon as practicable after the end of such quarter following the quarter in which this Termination Date occurs, in a lump sum cash payment.
     (b) Balance Exceeds $5,000. If the value of the vested portions of the Participant’s Accounts (including any loans outstanding on his Termination Date) exceeds $5,000, determined in accordance with Section 7.08 but as of the Valuation Date coinciding with or immediately preceding the last day of the quarter following the quarter in which his Termination Date occurs, or exceeded $5,000 at the time of any prior distribution or withdrawal, such vested portions, less any outstanding loan balance distributable in accordance with Appendix G will be distributed (or will begin to be distributed) to the Participant on (or as soon as practicable after) the Distribution Date he elects, by one of the following methods chosen by the Participant:
(i)	by cash payment in a lump sum, or

(ii)	by cash payment in a series of substantially equal monthly, quarterly, semi-annual, or annual cash installments. The period over which such payment is to be made will not extend beyond the Participant’s life expectancy (or the life expectancy of the Participant and his designated Beneficiary).
     (c) “Distribution Date” will mean the Valuation Date as of the first day of the first period for which a payment in any form is made pursuant to this Section 7.03, which date will be no later than the Valuation Date coinciding with or immediately following the date described at Section 7.13(a).
     (d) Direct Transfer. Except in the case of a distribution required by Section 7.13 or described in Section 7.03(b)(ii), all distributions pursuant to this Section 7.03 will be subject to the Participant election requirements of Section 7.02(e) and Code Section 401(a)(31). Such direct rollover election will be made in the manner prescribed by the Committee and will include such information as the Committee will require. The Committee may establish a default procedure whereby any distributee who fails to make an election under this Section within a deadline prescribed by the Committee (consistent with the requirement of Section 401(a)(31) and the regulations thereunder) will be deemed to have elected to not make a direct rollover.
     7.04 Distribution of Before-tax Savings Only Upon Separation From Service. Notwithstanding any other provision of the Plan to the contrary, a Participant may not commence distribution of his Before-tax Savings Account and his Firm Matching Contributions Account and Firm Bonus Contributions Account even though his employment with CIBC and other Affiliated Employers has terminated, unless or until he also has a “separation from service”

within the meaning of Section 401(k)(2)(B) of the Internal Revenue Code. The foregoing restriction will not apply, however, if the Participant’s termination of employment occurs in connection with the sale by CIBC to an unrelated corporation of at least 85 percent of the assets of a trade or business, or the sale of its interest in a subsidiary to an unrelated entity, provided (a) the Participant remains employed in such trade or business or by such subsidiary after the sale, (b) CIBC continues to maintain the Plan after the sale, (c) no transfer of the Participant’s Accounts occurs or is scheduled to occur after the sale to a plan of such subsidiary or of the purchaser of such assets (or any entity affiliated therewith), and (d) the Participant receives distribution of his Accounts under the Plan in a lump sum by the end of the second calendar year after the year in which the sale occurs.
     7.05 Time and Form of Payment after Death of the Participant. Subject to Section 7.13, the following rules will apply if a Participant dies while any vested portions of his Accounts remain undistributed:
     (a) If the Participant dies before benefit payments to him have commenced, the vested balance of his Accounts determined in accordance with Article IV, less any outstanding loan balance distributable in accordance with Appendix G, will be distributed as soon as practicable after the Valuation Date following the date of his death to his Beneficiary (as determined under Sections 7.09 and 7.10) in a lump sum cash payment.
     (b) If a Participant dies after benefit payments to him have commenced, the remaining vested balance, if any, of his Accounts will be paid in a lump sum cash payment as soon as practicable after the Valuation Date coinciding with or next following the Participant’s death.
     7.06 Distribution Elections. For any election by a Participant to take a withdrawal or distribution under Section 7.02 or 7.03 to be effective, the Participant must consent to such withdrawal or distribution on a form prescribed by the Committee, no earlier than 90 days nor later than 30 days before the elected date of distribution. The Participant may reconsider an election at any time prior to the elected Distribution Date and elect to commence distribution as of any succeeding allowable Distribution Date. Notwithstanding the foregoing, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that (a) the Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (b) the Participant, after receiving the notice, affirmatively elects a distribution.
     7.07 Qualified Domestic Relations Orders (QDROS). The interests of Participants and other persons entitled to benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered, except in the case of loans made under the Plan and qualified domestic relations orders that relate to the provision of child support, alimony or marital rights of a spouse, child or other dependent and which meet such other requirements as may be imposed by Section 414(p) of the Code or regulations issued thereunder. Notwithstanding any other provision of the Plan to the contrary, such domestic relations order may permit distribution of the entire portion of the vested Account balance of a Participant awarded to his alternate payee, in a lump sum payment as soon as practicable after the Committee determines that such order is qualified, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such vested amount at that time. The only form of payment available to an alternate payee is a lump sum. Any amount partitioned under a QDRO, may be segregated by the Administrator for investment purposes. If the amount awarded under a QDRO to an alternative payee is less than $5,000, such amount will be distributed as soon as practicable to the alternate payee.
     7.08 Valuation Pursuant to Distribution. For purposes of any distribution under this Article VII, a Participant’s Accounts will be valued, and the amount to be distributed to such Participant determined, as of the Valuation Date coinciding with or immediately preceding the Participant’s Distribution Date. Such distribution will also include an amount equal to any Before-Tax Savings, After-tax Savings or Firm Matching or Firm Bonus Contributions allocable to his Account as of such Distribution Date but not yet allocated.
     7.09 Beneficiary Designations. The term “Beneficiary” will mean the Participant’s surviving spouse. However, if the Participant is not married, or if the Participant is married but his spouse consents to the designation of a person other than the spouse, the term Beneficiary will mean such person or persons as the Participant designates to receive the vested portions of his Accounts upon his death. Such designation may be made, revoked or changed (without the consent of any previously-designated Beneficiary except his spouse) only by an instrument signed by the Participant and received by the Committee prior to his death. A spouse’s consent to the designation of a Beneficiary other than the spouse will be in writing, will acknowledge the effect of such designation, will be witnessed by a Plan representative or a notary public and will be effective only with respect to such consenting spouse. For purposes of the Plan, “spouse” means the person to whom the Participant is legally married at the relevant time. Notwithstanding the foregoing provisions of this Section 7.09, no spousal consent to the designation of a person other than, or in addition to, the spouse as Beneficiary will be required if (i) the Participant and his spouse are legally separated or the Participant has been abandoned (under applicable state law) and the Participant has a court order to that effect or (ii) it is established to the satisfaction of the Committee that the spouse’s consent cannot be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as may be prescribed in applicable Treasury regulations.
     7.10 No Beneficiary Designation. If a Participant fails to name a Beneficiary in accordance with Section 7.09, or if the Beneficiary named by a Participant predeceases the Participant, then distribution of the Participant’s Account will be made in accordance with the following order of priority:
     (a) the Participant’s surviving spouse; then
     (b) the Participant’s estate.

If the Beneficiary does not predecease the Participant, but dies prior to distribution of the Participant’s Account, the Account will be paid to the Beneficiary’s estate.
     7.11 Distribution to Minor or Incompetent. Notwithstanding the provisions of Sections 7.02 and 7.03, if, in the Committee’s opinion, a Participant or Beneficiary is under a legal disability or is in any way incapacitated so to be unable to manage his financial affairs; the Committee may direct the Trustee to make payment to a parent of such Participant or a responsible adult with whom such Participant resides until claim is made by a conservator or other person legally charged with the care of his person or his estate. Thereafter any benefits under the Plan to which such Participant or Beneficiary is entitled will be paid to such conservator or other person legally charged with the care of his person or his estate.
     7.12 Receipt and Release. Any payment made in accordance with the provisions of the Plan will, to the extent of such payment, be in full satisfaction of all claims under the Plan against the Trustee, CIBC and the Committee, who may require the recipient of such a payment to execute a receipt and release in such form as will be determined by the Trustee, CIBC or the Committee.
     7.13 Minimum Distribution Requirements. The following distribution rules will be applied in accordance with Sections 401(a)(9) and 401(a)(14) of the Code and applicable regulations thereunder, including the minimum distribution incidental benefit requirement of Treas. Reg. Section 1.401(a)(9)-2, and will supersede any other provision of the Plan to the contrary. The foregoing provisions of this Article VII are intended to comply, and will be interpreted to comply, to the extent applicable, with the requirements of Code Section 401(a)(9) and the regulations and other guidance promulgated thereunder.
     (a) Unless the Participant elects otherwise, in no event will distribution commence later than 60 days after the close of the Plan Year in which the later of the following events occurs: the Participant’s attainment of age 65 or the Participant’s Termination Date.
     (b) Notwithstanding any other provision herein to the contrary, distribution of the Participant’s Accounts will commence by lump sum cash payment of his entire Account balances on or before the Required Beginning Date and each December 31 thereafter (or, if the Participant elects, by minimum annual distributions based upon the Participant’s life expectancy and calculated in accordance with Treas. Reg. Section 1.401(a)(9)-1 beginning no later than his Required Beginning Date.) A Participant’s Required Beginning Date is April 1 of the calendar year following the calendar year in which he attains age 70-1/2, provided, however, that if the Participant so elects he may defer commencement of his benefits until April 1 of the calendar year following his Termination Date.
     (c) Distribution payments will be made over a period not extending beyond the life expectancy of such Participant or the life expectancies of such Participant and his Beneficiary.

     (d) If a Participant dies after distribution of his vested interest in the Plan has begun, the remaining portion of such vested interest, if any, will be distributed to his Beneficiary in accordance with Section 7.05 and in no event later than the 60th day following the end of the Plan Year in which his death occurs in a lump sum.
     (e) If a Participant dies before distribution of his vested interest in the Plan has begun, such vested interest will be distributed to his Beneficiary in accordance with Section 7.05 and in no event later than the 60th day following the end of the Plan Year in which his death occurs in the form of a lump sum.
     (f) If the Participant’s surviving spouse is his Beneficiary and such spouse dies before distribution to such spouse begins, paragraph (e) will be applied as if the surviving spouse were the Participant.
     (g) For purposes of paragraphs (d) and (e), distribution of a Participant’s vested interest in the Plan is considered to begin on his Required Beginning Date.
     (h) For purposes of this Section 7.13, the life expectancy of a Participant or a Beneficiary will be determined in accordance with Tables V and VI of Treas. Reg. Section 1.72-9, and will not be recalculated.
     7.14 Forfeitures and Restorations of Unvested Contributions. If a Termination Date occurs with respect to a Participant who is not fully vested in his Accounts (as determined under Article IV), the following rules will apply:
(a)	The unvested portion of his Accounts will be forfeited as of the earlier of the date as of which the vested portion of his Accounts is distributed to him or the date the Participant incurs five consecutive One Year Breaks in Service. For purposes of this paragraph (a), if the value of the vested portion of the Participant’s Accounts is zero, the Participant will be deemed to have received a distribution of such vested portion.

(b)	If a forfeiture occurs due to the distribution, including any deemed distribution, of the vested portion of the Participant’s Accounts, and the Participant is reemployed by CIBC or another Affiliated Employer before he incurs five consecutive One Year Breaks in Service, the Firm Matching and Firm Bonus Contributions and earnings thereon forfeited under paragraph (a) above will be restored, without adjustment for earnings and losses after the forfeiture, as soon as practicable after his reemployment.

(c)	If a forfeiture occurs due to the distribution, including any deemed distribution, of the vested portion of the Participant’s Accounts, and the Participant is reemployed by CIBC or an Affiliated Employer after he incurs five consecutive One Year Breaks in Service, such reemployment will have no effect on the forfeiture under paragraph (a) above.

(d)	The restoration referred to in paragraph (b) above will be made first from current forfeitures, if any, under the Plan and then, if necessary, from a special CIBC contribution to the Plan.

(e)	A restoration pursuant to paragraph (b) above will not be considered an annual addition for purposes of Appendix B.
     7.15 Application of Forfeitures. Any forfeiture of Firm Matching Contributions and Firm Bonus Contributions and earnings thereon during a Plan Year pursuant to Sections 3.03(i) or 7.14 will be used first to restore any prior forfeitures as required by Section 7.14, and then will be used to reduce the amount of Firm Matching Contributions and Firm Bonus Contributions otherwise required for the Plan Year in which such forfeiture occurs.
     7.16 Absence of Guaranty. None of the Committee, the Trustee, or CIBC in any way guarantee the Trust Fund from loss or depreciation. The Employers do not guarantee any payment to any person. The liability of the Trustee to make any payment is limited to the available assets of the Trust Fund.
     7.17 Missing Participants or Beneficiaries. Each Participant and each designated Beneficiary must file with the Committee from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or designated Beneficiary at his last post office address filed with the Committee, or, in the case of a Participant, if no address is filed with the Committee, then at his last post office address as shown on CIBC’s records, will be binding on the Participant and his designated Beneficiary for all purposes of the Plan. None of the Committee, CIBC nor the Trustee will be required to search for or locate a Participant or designated Beneficiary.
     7.18 Unclaimed Account Procedure. The Plan does not require the Committee to search for, or to ascertain the whereabouts of, any Participant or Beneficiary. At the time the Participant’s or Beneficiary’s benefit becomes distributable under Article VII, the Committee, by certified or registered mail addressed to the last known address of record with the Committee or CIBC, will notify any Participant, or Beneficiary, that such Participant or Beneficiary is entitled to a distribution under the Plan.
     If the Participant, or Beneficiary, fails to claim his or her distributive share or make his or her whereabouts known in writing to the Committee within 6 months from the date of mailing of the notice, the Committee will treat the Participant’s or Beneficiary’s unclaimed Account as forfeited as of the next succeeding December 31 and will reallocate the Account as net income of the Trust Fund.
     If a Participant or Beneficiary who has incurred a forfeiture under this Section 7.18 should make a claim, at any time, for his or her forfeited Account, the Participant’s or Beneficiary’s Account will be restored to the same dollar amount as the dollar amount of the Account previously forfeited. The restoration will be made first from the amount, if any, of Participant forfeitures under this Section 7.18 for such Plan Year, and next from the amount, if any, of the net income of the Trust Fund for the Plan Year, and finally from the amount, or additional amount, CIBC contributes as Firm Bonus Contributions for such Plan Year.
ARTICLE VIII
ADMINISTRATIVE PROVISIONS
     8.01 Committee.
     (a) Appointment of Committee. CIBC will appoint the U.S. Benefits Subcommittee to administer the Plan, which will be composed of no less than three individuals. Members of the Committee will be “named fiduciaries” with respect to the Plan (as such term is defined in ERISA Section 402(a)(1)). The chairman or his designate will appoint a secretary who may be, but need not be, one of the members of the Committee, as well as any successor chairman or secretary of the Committee. Any chairman, secretary or member of the Committee may resign at any time by delivering his resignation to the chairman or secretary of the Committee, and such person may be replaced by the chairman or his designate. At the time of resignation or replacement, the chairman of the Committee or his designate may appoint a successor after considering such information as the chairman or designate deems appropriate.
     (b) Compensation. The members of the Committee will serve without compensation for services rendered as a member of the Committee.
     (c) Records and Reports. The Committee will keep such written records as it will deem necessary or appropriate. The Committee will obtain from the Trustee regular reports with respect to the current value of the assets held in the Trust Fund.
     8.02 Powers of the Committee. The Committee will exercise all discretionary authority under the Plan except to the extent that such authority is delegated to another fiduciary. The Committee will have the following discretionary authority, powers, rights and duties in addition to those vested in it elsewhere in the Plan or Trust which it will exercise in a uniform and nondiscriminatory manner:
     (a) to determine conclusively all questions arising under the Plan, including interpretation of the provisions of the Plan and of any designation of any beneficiary and determination of the rights, eligibility or identities of Employees, Participants, beneficiaries and their respective benefits, and the value of their respective interests in the Trust, and to remedy any ambiguities, inconsistencies or omissions of whatever kind;
     (b) to adopt rules of administration necessary for the proper and efficient administration of the Plan provided the rules are not inconsistent with the terms of this Plan;

     (c) to construe and enforce the terms of the Plan and the rules of administration it adopts, including interpretation of the Plan documents and documents related to the Plan’s operation;
     (d) to direct the Trustee with respect to the crediting and charging of the Trust Fund;
     (e) to review and render decisions with respect to a claim for (or denial of a claim for) a benefit under the Plan;
     (f) to furnish CIBC with information which CIBC may require for tax or other purposes;
     (g) to engage the services of agents, attorneys, accountants, or other persons who may also be employed by or represent CIBC) for such purposes as the Committee considers necessary or desirable to discharge its duties;
     (h) to engage the services of an “investment manager” or managers (as defined in ERISA Section 3(38)), each of whom will have full power and authority to manage, acquire or dispose (or direct the Trustee with respect to the acquisition or disposition) of any Plan asset under its control;
     (i) to provide for the payment of all expenses which are incurred in connection with the administration of the Plan and the investment of the Trust Fund from the Trust Fund to the full extent permitted by applicable law unless such expenses are paid by CIBC; and
     (j) to maintain and keep adequate records (or cause the Trustee or others to do so) concerning the Plan, its Accounts and its proceedings and acts in such form and detail as the Committee may decide;
     (k) to establish a claims procedure in accordance with section 503 of ERISA;
     (l) to execute any instrument required by signing one instrument or concurrent instruments; to authorize any one or more of its members, or its Secretary, to sign on its behalf, notices, authorizations, directions, consents, approvals, waivers or other documents in connection with the administration of the Plan;
     (m) to perform any actions that the Trust Agreement contemplates that the Committee will perform;
     (n) to do and perform any and all acts in the administration of the Plan necessary to its fulfillment, and no enumeration of specific powers and duties herein made will be construed as a limitation upon this general power; and

     (o) to appoint such individuals, committees or outside vendors with such responsibilities as it will determine and other administrative personnel to act on behalf of the Committee. In particular, the Committee may delegate any or all of its responsibilities, duties and powers under this Article VIII to an administrative committee which will consist of three to nine members who will be appointed by the Committee. Any member of the administrative committee may be removed at any time by the Committee. Vacancies on the administrative committee, arising for any reason whatsoever, will be filled by the Committee. Any member of the administrative committee may resign by delivery of a written resignation to the Committee. The organization, operation, powers and duties of the administrative committee will be specified by the Committee. In general, all of the day-to-day administrative decisions for the regulation of the Plan, including the determination and the amount of benefit, expense and other payments from Plan assets, will be made by the administrative committee, whereas decisions with respect to overall policy issues and selection of Investment Funds will be decided by the Committee. The Committee may also retain an outside vendor to perform such portions or all of the day to day administration of the Plan as it determines to be necessary or desirable.
     8.03 Manner of Action. Action on the part of the Committee under the Plan will be by a majority of its duly appointed and qualified members. The Committee may authorize any one of its members, or its chairman, to sign on its behalf any notices, directions, applications, certificates, consents, approvals, waivers, letters or other documents. No Committee member will have the right to vote on or to determine any matter relating solely to that Committee member’s rights and benefits under the Plan. Committee action may also be taken by unanimous written consent of its duly appointed and qualified members.
     8.04 Funding Policy. The Committee will review, as necessary, all pertinent Employee information and Plan data in order to establish the funding policy of the Plan and to determine the appropriate methods of carrying out the Plan’s objectives. The Committee will communicate to the Trustee and any Plan investment manager the Plan’s short-term and long-term financial needs so investment policy can be coordinated with Plan financial requirements.
     8.05 Committee’s Decision Final. Any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee will be final and binding on all persons. A misstatement or other mistake of fact will be corrected when it becomes known, and the Committee will make such adjustment on account thereof as it considers equitable and practicable.
     8.06 Indemnity of Certain Fiduciaries. CIBC indemnifies and holds harmless the Committee, the members of the Committee, and any other Employee of CIBC who serves in an administrative capacity from and against any and all loss resulting from liability to which the Committee, the members of the Committee, or such other persons may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in the administration of this Plan, including all expenses reasonably incurred in their defense, should CIBC fail to provide such defense. The indemnification herein does not relieve the Committee members from any liability they may have under ERISA for breach of a fiduciary duty.
     8.07 Assignment or Alienation. Subject to Section 7.07 (relating to qualified domestic relations orders), neither a Participant nor a Beneficiary may anticipate, assign or alienate any benefit provided under the Plan. Furthermore, a benefit under the Plan is not subject to attachment, garnishment, levy, execution or other legal or equitable process. Nevertheless, to the maximum extent permitted by law, the Committee may direct the Trustee to withhold income, estate and other taxes from amounts otherwise distributable to a Participant or Beneficiary, and to remit such amounts to the proper taxing authority.
     8.08 Fiduciaries Not Insurers. CIBC, the Committee, and the Trustee do not guarantee the Trust Fund from loss or depreciation. CIBC does not guarantee the payment of any money, which may be or becomes due to any person, from the Trust Fund.
     8.09 Word Usage. Words used in the masculine also apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural includes the singular and singular includes the plural.
     8.10 State Law. The law of the state of New York will determine all questions arising with respect to the provisions of this Plan except to the extent superseded by Federal law.
     8.11 Employment Not Guaranteed. This Plan is not intended, and will not be construed, to give any Employee any right to continue employment with CIBC.
     8.12 Exclusive Benefit. Except as provided in Section 3.11, CIBC has no beneficial interest in any asset of the Trust Fund, and no part of the Trust Fund may ever revert to or be repaid to CIBC, either directly or indirectly; nor, prior to the satisfaction of all liabilities with respect to the Participants and their Beneficiaries under the Plan, may any part of the corpus or income of the Trust Fund, or any asset of the Trust Fund, be (at any time) used for, or diverted to, purposes other than the exclusive benefit of the Participants or their Beneficiaries.
     8.13 Nondiscrimination. Notwithstanding any other provision of the Plan, all terms and provisions of the Plan will be interpreted and administered in accordance with the nondiscrimination requirements of Code Section 401(a)(4) and the lawful Regulations promulgated thereunder.
ARTICLE IX
AMENDMENT AND TERMINATION
     9.01 Amendment by Employer. CIBC has the right in its sole discretion at any time and from time to time (a) to amend this Plan in any manner it deems necessary or advisable in order to qualify (or maintain qualification) of this Plan under the appropriate provisions of Code Section 401(a); and (b) to amend this Plan in any other manner.
     No amendment may authorize or permit any of the Trust Fund (other than the part which is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates. An amendment (including a restatement) may not decrease a Participant’s benefit, and may not reduce or eliminate benefits protected under Code Section 411(d)(6) determined immediately prior to the effective date of the amendment. No amendment may cause or permit any portion of the Trust Fund to revert to or become property of CIBC. CIBC also may not adopt any amendment which affects the rights, duties or responsibilities of the Trustee, the Administrator or any member of the Committee without the written consent of the affected Trustee, the Administrator or the affected member of the Committee.
     CIBC must make all amendments in writing. Each amendment must state the date to which it is either retroactively or prospectively effective.
     9.02 Discontinuance. CIBC has the right in its sole discretion at any time to suspend or discontinue its contributions under the Plan, and to terminate, at any time, the Plan. The Plan will terminate upon the first to occur of the following: (a) the date terminated by action of CIBC; or (b) the dissolution or merger of CIBC, unless the successor makes provision to continue the Plan, in which event the successor must substitute itself as CIBC under this Plan.
     9.03 Merger/Direct Transfer. This Plan will not permit any merger or consolidation with another plan, or transfer of assets or liabilities to another plan, unless immediately after the merger, consolidation or transfer, the surviving Plan provides each Participant a benefit equal to or greater than the benefit each Participant would have received had the Plan terminated immediately before the merger, consolidation or transfer. The Committee possesses the specific authority to enter into merger agreements or direct transfer of assets agreements with the trustees of other retirement plans described in Code Section 401(a), including an elective transfer, and to instruct the Trustee to accept the direct transfer of plan assets, or to transfer plan assets, as a party to any such agreement.
     9.04 Termination. Upon termination of the Plan, Accounts will be distributed in accordance with the distribution and withdrawal provisions of Article VII which will continue in effect. Upon termination of the Plan, the amount, if any, in a suspense account will revert to CIBC, subject to the conditions of applicable law and regulations permitting such a reversion.
ARTICLE X
TOP HEAVY PROVISIONS
     In the event that the Plan becomes “top heavy” with respect to any Plan Year within the meaning of Code Section 416 and the regulations promulgated thereunder, the additional requirements specified in Appendix H will become applicable.

     IN WITNESS WHEREOF, CIBC has executed this Plan on this 15th day of December, 1998.

CANADIAN IMPERIAL BANK
OF COMMERCE

By:

Title:	Senior Vice President

APPENDIX A
LISTING OF PARTICIPATING EMPLOYERS
     The following employers are participating in the Plan:
1. CANADIAN IMPERIAL BANK OF COMMERCE
2. CIBC, INC.
3. CANADIAN IMPERIAL HOLDINGS INC. (became a participating employer as of July 1, 1995)
The employers numbered I through 3 above were not participating employers with respect to any Financial Products Employee for the period through December 31, 1995, but said employers became participating employers with respect to Financial Products Employees on January 1, 1996.
4. CIBC OFF-SHORE BANKING SERVICES COMPANY (became a participating employer as of September 1, 1996).
5. CIBC WOOD GUNDY (INTERNATIONAL) ARBITRAGE CORP. (became a participating employer as of May 30, 1997, regardless of whether the Employees are on the United States payroll.)
6. CIBC TRADING (DELAWARE) CORP. (became a participating employer as of January 16, 1997).
7.	CARAVELLE ADVISORS, L.L.C. (became a participating employer as of July 1, 1998).

8.	CIBC OPPENHEIMER CORP.

Prior to January 1, 1999 CIBC WOOD GUNDY SECURITIES CORP. and CIBC WOOD GUNDY HOLDINGS INC. (formerly known as Wood Gundy Corp. and Wood Gundy Holdings Inc., respectively) and CIBC Oppenheimer Corp. (the successor of the merger of CIBC Wood Gundy Securities Corp. into Oppenheimer & Co., Inc.) were also participating employers with respect to any Employee, (1) effective on the date of transfer, who transferred from Canadian Imperial Bank of Commerce in the United States, CIBC, Inc., or Canadian Imperial Holdings Inc. (collectively “CIBC”) to either CIBC Wood Gundy Securities Corp. or CIBC Wood Gundy Holdings Inc., or after November 3, 1997, to CIBC Oppenheimer Corp., between June 1, 1994, and the date on which the qualified retirement benefit programs of CIBC and such corporations are harmonized, or (2) effective January 1, 1996, who was employed by CIBC Wood Gundy Securities Corp. or CIBC Wood Gundy Holdings Inc. on or after January 1, 1996, and who had not become eligible to participate in the CIBC Wood Gundy Securities Corp. Savings or Cash Option Plan for Employees before January 1, 1996, or (3) who was

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employed by CIBC Oppenheimer Corp. on or after November 3, 1997, was initially assigned to a CIBC business unit and had not become eligible to participate in the CIBC Wood Gundy Securities Corp. Savings or Cash Option Plan on such date.
     Notwithstanding any other provision of the Plan to the contrary, Service performed for, or Compensation paid by, any of such corporations to any such Employee was deemed to be Service performed by such Employees for, and Compensation paid to such Employees by, CIBC for all purposes under the Plan. No Employee described in clause (1) above was deemed to have incurred a Separation from Service with CIBC.
     For purposes of the preceding paragraph, business units of CIBC Oppenheimer Corp. were classified in accordance with the following rules:
     NonMerged Units. A business unit of CIBC Oppenheimer Corp. that was a business unit of CIBC or any of its subsidiaries immediately prior to November 3, 1997 will be classified as a CIBC business unit until the date, if any, that such unit is merged with an Oppenheimer business unit (the “merger date”). A business unit of CIBC Oppenheimer Corp. that was a business unit of Oppenheimer Holdings, Inc. or one of its subsidiaries immediately prior to November 3, 1997 will be treated as an Oppenheimer business unit until the merger date, if any, of such unit with a CIBC business unit.
     Merged Units. The merger date of two business units will be the date as of which the financial results of the merged units are reported on the basis of one fully integrated profit and loss statement and all expenses of the merged unit are booked through one cost center. Upon the merger date of a CIBC business unit and an Oppenheimer business unit each individual employed by the merged entity who was employed by one of the merged units immediately prior to their merger will continue to be treated as employed by a CIBC business unit or an Oppenheimer business unit, as applicable. With respect to any individual employed by the merged entity on or subsequent to the merger date (and not previously employed by either of the merged business units) the merged entity will be treated as a CIBC business unit if the head thereof is a former employee of CIBC or any of its subsidiaries prior to November 3, 1997, and as an Oppenheimer business unit if the head thereof is a former employee of Oppenheimer Holdings, Inc. or any of its subsidiaries.

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APPENDIX B
LIMITATION ON ANNUAL ADDITIONS
     B.1 LIMITATIONS ON ANNUAL ADDITIONS. Notwithstanding any other provisions of the Plan to the contrary, a Participant’s Annual Additions (as defined below) for any Plan Year will not exceed an amount equal to the lesser of:
(a)	$30,000; or

(b)	25 percent of the Participant’s Section 415 Compensation for that Plan Year calculated as if each Section 415 Affiliate (defined below) were an Affiliated Employer, reduced by any Annual Additions for the Participant for the Plan Year under any other defined contribution plan of CIBC, an Affiliated Employer or a Section 415 Affiliate, provided that, if any other such plan has a similar provision, the reduction will be pro rata. The term “Annual Additions” means, with respect to any Participant for any Plan Year, the sum of all contributions (excluding Rollover Contributions) and forfeitures allocated to a Participant’s Accounts under the Plan for such year pursuant to Section 6.03, excluding Before-tax Savings that are distributed as excess deferrals in accordance with Appendix C, but including any Before-tax Savings, After-tax Savings or Firm Matching Contributions (the latter even if forfeited) treated as excess contributions or excess aggregate contributions under Appendices D and E. The term Annual Additions will also include employer contributions allocated for a Plan Year to any individual medical account (as defined in Section 415(l) of the Code) of a Participant and any amount allocated for a Plan Year to the separate account of a Participant for payment of post-retirement medical benefits under a funded welfare benefit plan (as described in Section 419A(d)(2) of the Code), which is maintained by CIBC or any Affiliated Employer or Section 415 Affiliates. “Section 415 Affiliates” means any entity that would be an Affiliated Employer if the ownership test of Section 414 of the Code was “more than 50%” rather than “at least 80%”. Section “415 Compensation” means wages as defined in Code Section 3401(a) and all other payments for which CIBC is required to furnish the Employee a statement under Code Sections 6041(d) and 6051(a)(3) (i.e., W-2 Compensation), except that, (i) rules which limit payments based on the nature or location of the employment or the services performed will both be disregarded, and (ii) elective deferrals under Section 402(g)(3) and elective contributions not included in income under Section 125 are included.
     B.2 EXCESS ANNUAL ADDITIONS. If, as a result of the allocation of forfeitures, a reasonable error in estimating a Participant’s Section 415 Compensation, a reasonable error in determining the amount of Before-tax Savings or such other mitigating circumstances as the Commissioner of Internal Revenue will prescribe, the Annual Additions for a Participant for a Plan Year exceed the limitations set forth in Section B.1, the excess amounts will be treated, as necessary, in accordance with Treas. Reg. Section 1.415-6(b)(6)(ii), after (i) any unmatched After-tax and Before-tax Savings are returned, and then (ii) any matched After-tax and Before-tax Savings are returned and any Firm Matching Contributions relating to such returned Before-tax Savings and After-tax Savings are forfeited. Any Before-tax Savings or After-tax Savings

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returned to the Participant in accordance with this Section B.2 will be disregarded for purposes of Appendices C, D and E.
     B.3 COMBINED PLAN LIMITATION. For the Plan Year beginning prior to January 1, 2000, if a Participant also participates in any defined benefit plan (as defined in Section 415(k) of the Code) maintained by CIBC, or an Affiliated Employer or a Section 415 Affiliate, the aggregate benefits payable to, or on account of, the Participant under such plan together with this Plan will be determined in a manner consistent with Section 415(e) of the Code. The benefit provided for the Participant under the defined benefit plan will be adjusted to the extent necessary so that the sum of the “defined benefit fraction” and the “defined contribution fraction” (as such terms are defined in Section 415(e) of the Code and applicable regulations thereunder) calculated with regard to such Participant does not exceed 1.0. For purposes of this Section B.3, all qualified defined benefit plans (whether or not terminated) of CIBC, the Affiliated Employers and the Section 415 Affiliates will be treated as one defined benefit plan.
     B.4 INCORPORATION BY REFERENCE. Notwithstanding anything contained in this Appendix to the contrary, the limitations, adjustments and other requirements prescribed in this Appendix will at all times comply with the provisions of Code Section 415 and the regulations thereunder, the applicable requirements of which are specifically incorporated in this Plan by reference.

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APPENDIX C
LIMITATION ON BEFORE-TAX SAVINGS
     C.1 GENERAL RULE. An Employee’s Before-tax Savings under this Plan and elective deferrals under all other plans maintained by CIBC (or any Affiliated Employer) for a calendar year may not exceed the 402(g) Limitation. The “402(g) Limitation” is the greater of $7,000 or the adjusted amount under Code Section 402(g) which is in effect at the beginning of the Employee’s taxable year.
     C.2 EXCESS DEFERRALS. If an Employee’s Before-tax Savings actually contributed to this Plan alone, or this Plan and another plan or plans of the Employers and Affiliated Employers, for a calendar year exceed the 402(g) Limitation, the Committee will direct that the amount in excess of the 402(g) Limitation (the “excess deferral”), as adjusted for allocable income, will be distributed (irrespective of any other provision of this Plan) as soon as practicable after the Committee is notified of the excess deferrals by the Company, an Employer or the Participant, or otherwise discovers the error (but no later than the April 15 following the close of the Participant’s taxable year). The amount of excess deferrals for a calendar year distributable to the Employee will be reduced by the amount of excess contributions (as determined in Appendix D), if any, previously distributed to the Employee for the Plan Year beginning in that calendar year.
     C.3 OTHER ELECTIVE DEFERRAL PLANS. If an Employee participates in another plan under which he makes elective deferrals pursuant to a Code Section 401(k) arrangement, elective deferrals under a simplified employee pension, or salary reduction contributions to a tax-sheltered annuity, irrespective of whether CIBC maintains the other plan, the Employee may provide the Administrator a written claim for excess deferrals made for a calendar year. The Employee must submit the claim no later than the March 1 following the close of the particular calendar year and the claim must specify the amount of the Employee’s Before-tax Savings under this Plan which are excess deferrals. If the Administrator receives a timely claim, it will distribute the excess deferral (as adjusted for allocable income) that the Employee has assigned to this Plan, in accordance with the distribution procedure described in this Appendix C. Any such request will be in writing and will include adequate proof of the existence of such excess, as determined by the Committee in its sole discretion. Notwithstanding the foregoing provisions of Sections C.2 and C.3, the dollar amount of any distribution due under this Appendix C will be reduced by the dollar amount of any Before-tax Contributions previously distributed to the same Participant pursuant to Appendix D, provided, however, that for purposes of Section B.1 of Appendix B and Section D.1 of Appendix D, the correction under this Appendix C will be deemed to have occurred before the correction under Appendix D.
     C.4 ALLOCABLE INCOME. Allocable income means net income or net loss allocable to the excess deferral for the calendar year in which the Employee made the excess deferral. Allocable income will not include net income or net loss for the “gap period” measured from the beginning of the succeeding calendar year to the date of distribution of the excess deferral. If the distribution of the excess deferral occurs during the calendar year in which the

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Employee made the excess deferral, allocable income will include net income or net loss for the period beginning on the first day of that calendar year to the Valuation Date immediately preceding the date of the distribution. Allocable income with respect to an excess deferral will be computed in accordance with any method adopted by the Committee that conforms to the accounting provisions referred to in Section 6.03 and consistently applied to the distributions described in Appendices D and E.
     C.5 MONITORING. If the Committee recognizes that Before-tax Savings for a given month would cause a Participant to exceed the $7,000 (indexed) annual limitation on Before-tax Savings imposed by Code Section 402(g) before the Before-tax Savings are contributed to the Plan, the Committee will use its best efforts in accordance with the Participant’s election to convert all subsequent Before-tax Savings, to After-tax Savings for the balance of the Plan Year. Otherwise, the excess will be paid to the Participant in cash.

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APPENDIX D
ACTUAL DEFERRAL PERCENTAGE TEST
     D.1 GENERAL RULE. Effective January 1, 1997, for each Plan Year, Before-tax Savings must satisfy either of the following Actual Deferral Percentage (“ADP”) Tests:
     (a) The average ADP for the Highly Compensated Group does not exceed 1.25 times the average ADP of the Nonhighly Compensated Group for the prior Plan Year; or
     (b) The average ADP for the Highly Compensated Group does not exceed the average ADP of the Nonhighly Compensated Group for the prior Plan Year by more than two percentage points (or the lesser percentage permitted by the Multiple Use Limitation in Appendix E) and the average ADP for the Highly Compensated Group is not more than twice the average ADP of the Nonhighly Compensated Group for the prior Plan Year.
     Notwithstanding the foregoing, for any Plan Year the Committee may elect to apply the foregoing requirements after substituting the words “the current Plan Year” for “the prior Plan Year” at each occurrence at paragraphs (a) and (b) of this Section D.1.
     D.2 CALCULATION OF ADP. The average ADP for a group is the average of the separate ADPs calculated for each eligible Employee who is a member of that group. For purposes of this Appendix D, an “eligible Employee” is an Eligible Employee who is eligible to make a salary reduction election under the Plan for the Plan Year (or prior Plan Year, as applicable). An eligible Employee’s ADP for a Plan Year is the ratio of the eligible Employee’s Before-tax Savings for the Plan Year to the eligible Employee’s 415 Compensation for the Plan Year. For this purpose, only the eligible Employee’s 415 Compensation for the portion of the Plan Year during which he is eligible to defer Before-tax Savings will be counted. Elective contributions will be included in an eligible Employee’s ADP only as such contributions relate to 415 Compensation that either would have been received by the eligible Employee in the Plan Year (but for the deferral election) or is attributable to services performed by the eligible Employee in the Plan Year and would have been received by the eligible Employee within two and one-half months after the close of the Plan Year (but for the deferral election). For purposes of an eligible Employee’s ADP, elective contributions will be considered allocated to an eligible Employee as of a date within a Plan Year only if such allocation is not contingent on participation or performance of services after such date and the elective contribution is actually paid to the Trust Fund no later than 12 months after the Plan Year to which the contribution relates.
     Effective January 1, 1997, the rule requiring that certain family members be aggregated and treated as a single Highly Compensated Employee (for purposes of applying the limitations of Section D.1) are deleted.

     A Nonhighly Compensated Employee’s ADP does not include elective deferrals made to this Plan or to any other plan maintained by CIBC, to the extent such elective deferrals exceed the 402(g) Limitation described in Appendix C and are distributed to such Participant pursuant to Appendix C.
     For Plan Years prior to January 1, 1999, the ADPs of the eligible Employees will be determined by taking into account such Firm Bonus Contributions or Firm Matching Contributions, or both, made to this Plan or to any other qualified plan maintained by CIBC which are qualified nonelective contributions and qualified matching contributions (as provided in regulations, including regulations Section 1.401(k)-l(b)(5)). Firm Bonus Contributions may not be included in the ADP test unless the allocation of Firm Bonus Contributions is nondiscriminatory taking into account all Firm Bonus Contributions (including the qualified nonelective contributions) and also taking into account only Firm Bonus Contributions not used in either the ADP test described in this Appendix D or the ACP test described in Appendix E. Qualified nonelective contributions and qualified matching contributions under another qualified plan may not be included in the ADP test unless that plan has the same plan year as this Plan.
     D.3 SPECIAL AGGREGATION RULE FOR HIGHLY COMPENSATED EMPLOYEES. To determine the ADP of any Highly Compensated Employee, the Before-tax Savings taken into account must include any arrangement maintained by CIBC. If the plans containing the Code Section 401(k) arrangements have different plan years, combined deferral contributions will be determined on the basis of the plan years ending in the same calendar year.
     D.4 AGGREGATION OF CERTAIN CODE SECTION 401(K) ARRANGEMENTS. If CIBC treats two plans as a unit for coverage or nondiscrimination purposes, the Code Section 401(k) arrangements under such plans will be combined to determine whether each plan satisfies the ADP test. This aggregation rule applies to the ADP determination for all Eligible Employees, irrespective of whether an Eligible Employee is a Highly Compensated Employee or a Nonhighly Compensated Employee. The Committee also may elect to aggregate the Code Section 401(k) arrangements under plans which CIBC does not treat as a unit for coverage or nondiscrimination purposes, provided all aggregated plans have the same plan years and no aggregated plan is an employee stock ownership plan (as defined in Code 4975(e)(7)). Notwithstanding the foregoing, certain plans will be treated as separate if mandatorily disaggregated under Regulations under Code Section 401(k).
     D.5 CHARACTERIZATION OF EXCESS CONTRIBUTIONS. If qualified matching contributions are included in the average ADP, excess contributions will be treated as attributable proportionately to Before-tax Savings and to qualified matching contributions allocated on the basis of those Before-tax Savings. If the total amount of a Highly Compensated Employee’s excess contributions for the Plan Year exceeds his or her Before-tax Savings or qualified matching contributions, if any, for the Plan Year, the remaining portion of such Employee’s excess contributions will be treated as attributable to qualified nonelective contributions, if any. The amount of excess contributions for a Plan Year distributable to a Highly Compensated Employee (pursuant to Section D.6) will be reduced by the amount of excess deferrals (as determined in Appendix C), if any, previously distributed to that Employee for the Employee’s taxable year ending in that Plan Year.
     D.6 DISTRIBUTION OF EXCESS CONTRIBUTIONS. If the Plan fails to satisfy the ADP test for a Plan Year, it will distribute the excess contributions that consist of Before-tax Savings (beginning with unmatched Before Tax Savings), as adjusted for allocable income, during the next Plan Year, and forfeit any related matching contributions (including Firm Matching Contributions). The excess contributions are the amount of Before-tax Savings made by the Highly Compensated Employees which cause the Plan to fail to satisfy the ADP test. Each Highly Compensated Employee’s respective share of the excess contributions will be distributed to such Employee. The respective shares of excess contributions will be determined by starting with the Highly Compensated Employee(s) who has the greatest dollar amount of elective deferrals, reducing that Employee(s) elective deferrals to the next highest dollar amount of elective deferrals, then, if necessary, reducing the elective deferrals of the Highly Compensated Employee(s) at the next highest dollar amount of elective deferrals (including the elective deferrals of the Highly Compensated Employee(s) whose elective deferrals were previously reduced), and continuing in this manner until the average ADP for the Highly Compensated Group satisfies the ADP test.
     D.7 ALLOCABLE INCOME. For purposes of making a corrective distribution of excess contributions, allocable income will be computed only for the Plan Year in which the excess contributions arose. “Allocable income” means net income or net loss, and will be determined in the same manner as set forth in Appendix C (relating to excess deferrals).
     D.8 DEFINITION OF HIGHLY COMPENSATED EMPLOYEES. The term “Highly Compensated Employee” includes highly compensated active Employees and highly compensated former employees. A highly compensated active Employee means any Employee who
(a)	was a 5-percent owner (as defined in Section 416(i)(1) of the Code) of CIBC and the Affiliated Employers at any time during the current or the preceding Plan Year; or

(b)	for the preceding year: (i) had compensation from CIBC and all Affiliated Employers in excess of $80,000 (as adjusted by the Secretary pursuant to Section 415(d) of the Code), and (ii) if CIBC elects the application of this clause for such preceding year, was in the top-paid group of employees for such preceding year.
     For this purposes, an Employee is in the top-paid group of Employees for any year if such employee is in the group consisting of the top 20 percent of the Employees of CIBC and all Affiliated Employers when ranked on the basis of compensation paid during such year.
     A former employee will be treated as a Highly Compensated Employee if: (a) such employee was a Highly Compensated Employee when such employee separated from service, or (b) such employee was a Highly Compensated Employee at any time after attaining age 55.

     The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of employees in the top-paid group, will be made in accordance with Section 414(q) of the Code and the regulations thereunder.
     “Compensation” means 415 Compensation as defined at Section B.1 of Supplement B, but taking into account only 415 Compensation from CIBC and Affiliated Employers (i.e., excluding amounts from entities that are 415 Affiliates but not Affiliated Employers.)
The family aggregation rules applicable prior to January 1, 1997 under Code Section 414(q)(6) for purposes of identifying highly Compensated Employees are deleted.
     D.9 QUALIFIED MATCHING CONTRIBUTION. In lieu of applying Section D.6, CIBC may in its discretion make a “qualified matching contribution” for a Plan Year on behalf of each Participant employed by that Employer who is not Highly Compensated in an amount equal to such percentage, if any, of the Before-Tax or After-Tax Contributions made by or on behalf of such non-Highly Compensated Participant as CIBC will determine in its sole discretion or may make a qualified nonelective contribution on behalf of each NonHighly Compensated Employee eligible to participate in the Plan under Section 2.01, that is a uniform percentage (to be determined in the discretion of the Committee) of such Employee’s 415 Compensation. Any such additional contribution (and any interest thereon) will be nonforfeitable at all times and will be distributable only in the event of the attainment of age 59-1/2, separation from service or a qualifying sale of a subsidiary or business of the Employer (within the meaning of subsection 401(k)(2)(B) of the Code).

APPENDIX E
AVERAGE CONTRIBUTION PERCENTAGE TEST
     E.1 GENERAL RULE. Effective January 1, 1997 for each Plan Year, the annual Firm Matching Contributions (other than qualified matching contributions used in the ADP test under Appendix D) and After-tax Savings must satisfy either of the following Average Contribution Percentage (“ACP”) Tests:
     (a) The ACP for the Highly Compensated Group does not exceed 1.25 times the ACP of the Nonhighly Compensated Group for the prior Plan Year; or
     (b) The ACP for the Highly Compensated Group does not exceed the ACP of the Nonhighly Compensated Group for the prior Plan Year by more than two percentage points (or the lesser percentage permitted by the Multiple Use Limitation) and the ACP for the Highly Compensated Group is not more than twice the ACP of the Nonhighly Compensated Group for the prior Plan Year.
     Notwithstanding the foregoing, for any Plan Year the Committee may elect to apply the foregoing requirements after substituting the words “the current Plan Year” for “the prior Plan Year” at each occurrence at paragraphs (a) and (b) of this Section D.1.
     E.2 CALCULATION OF ACP. The average contribution percentage for a group is the average of the separate contribution percentages calculated for each eligible Employee (as such term is used in Appendix D) who is a member of that group. An eligible Employee’s contribution percentage for a Plan Year is the ratio of the eligible Employee’s aggregate contributions for the Plan Year to the eligible Employee’s 415 Compensation for the Plan Year. For this purpose, only the eligible Employee’s 415 Compensation for the portion of the Plan Year during which he is eligible to defer Before-tax Savings will be counted. “Aggregate contributions” are Firm Matching Contributions (other than qualified matching contributions used in the ADP test under Appendix D) and After-tax Savings (as defined in Section 3.02).
     Effective January 1, 1997, the rule requiring that certain family members be aggregated and treated as a single Highly Compensated Employee (for purposes of applying the limitations of Section E.1) are deleted.
     The contribution percentages of eligible Employees may be determined by taking into account such Firm Bonus Contributions not used in the ADP test under Appendix D (but only for Plan Years prior to January 1, 1999) or Before-tax Savings, or both, made to this Plan or to any other qualified Plan maintained by CIBC in accordance with Regulation Section 1.401(m)-l(b)(2). Firm Bonus Contributions may not be used in the ACP test unless the allocation of Firm Bonus Contributions is nondiscriminatory taking into account all Bank Bonus Contributions (including the qualified nonelective contributions) and also when taking into account only Firm Bonus Contributions not used in either the ADP test described in Appendix D or the ACP test described in this Appendix E. Before-tax Savings may not be included in the ACP test unless the Plan which includes the Before-tax Savings satisfies the ADP test both with and without the

Before-tax Savings included in this ACP test. Nonelective contributions or 401(k) contributions under another qualified plan may not be included in the ACP test unless that plan has the same plan year as this Plan.
     E.3 SPECIAL AGGREGATION RULE FOR HIGHLY COMPENSATED EMPLOYEES. To determine the contribution percentage of any Highly Compensated Employee, the aggregate contributions taken into account must include any matching contributions (other than qualified matching contributions used in the ADP test) and any after-tax contributions made on such Employee’s behalf to any other plan maintained by CIBC. If the plans have different plan years, combined aggregate contributions will be determined on the basis of the plan years ending in the same calendar year.
     E.4 AGGREGATION OF CERTAIN PLANS. If two plans are treated as a unit for coverage or nondiscrimination purposes, the plans must be combined to determine whether each plan satisfies the ACP test. This aggregation rule applies to the contribution percentage determination for all eligible Employees, irrespective of whether an eligible Employee is a Highly Compensated Employee or a Nonhighly Compensated Employee. Plans which are not treated as a unit for coverage or nondiscrimination purposes may also be aggregated for testing purposes under this Appendix E, provided that this paragraph does not apply to plans which have different plan years. The Committee also may elect to aggregate the Code Section 401(m) arrangements under plans which the Employer does not treat as a unit for coverage or nondiscrimination purposes, provided all aggregated plans have the same plan years and no aggregated plan is an employee stock ownership plan (as defined in Code Section 4975(e)(7)). Notwithstanding the foregoing, certain plans will be treated as separate if mandatorily disaggregated under Regulations under Code Section 401(m).
     E.5 DISTRIBUTION OF EXCESS AGGREGATE CONTRIBUTIONS. Excess aggregate contributions will be determined after determining excess deferrals under Appendix C and excess contributions under Appendix D. Subject to Section E.7, if the Plan fails to satisfy the ACP test for a Plan Year, it will distribute the excess aggregate contributions, as adjusted for allocable income, during the next Plan Year. The excess aggregate contributions are the amount of aggregate contributions allocated on behalf of the Highly Compensated Employees which causes the Plan to fail to satisfy the ACP test. Each Highly Compensated Employee’s respective shares of the excess aggregate contributions will be distributed to such Employee. The respective shares of excess aggregate contributions will be determined by starting with the Highly Compensated Employee(s) who has the greatest dollar amount of aggregate contributions (as defined at Section E.2), reducing that Employee’s aggregate contributions to the next highest dollar amount of aggregate contributions, then, if necessary, reducing the aggregate contributions of the Highly Compensated Employee(s) at the next highest dollar among of aggregate contributions level (including the aggregate contributions of the Highly Compensated Employee(s) whose aggregate contributions was previously reduced), and continuing in this manner until the ACP for the Highly Compensated Group satisfies the ACP test.
     E.6 ALLOCABLE INCOME. To determine the amount of the corrective distribution required under this Appendix E, the allocable income for the Plan Year in which the excess aggregate contributions arose must be computed. “Allocable income” means net income or net loss and will be determined in the same manner as set forth in Appendix C (relating to excess deferrals).
     E.7 CHARACTERIZATION OF EXCESS AGGREGATE CONTRIBUTIONS. A Highly Compensated Employee’s allocable share of excess aggregate contributions will be treated in the following manner: (a) first as attributable to such Employee’s unmatched After-tax Savings, if any; (b) to any unmatched Before-tax Savings taken into account under the ACP test; (c) then as attributable on a pro rata basis to the Highly Compensated Employee’s matched After-tax Savings and Firm Matching Contributions allocable with respect to those After-tax Savings; (d) then on a pro rata basis to Firm Matching Contributions and to the Before-tax Savings relating to those Bank Matching Contributions which have been included in the ACP test; and (e) last to Firm Bonus Contributions used in the ACP test. Such excess aggregate contributions shall be distributed, provided that any excess Matching Contributions that are not yet vested in accordance with Article IV shall be forfeited (and treated as any other forfeiture under the Plan).
     E.8 MULTIPLE USE OF ALTERNATIVE LIMITATIONS. Notwithstanding any other provision of Appendices D and E, if the 1.25% limitation is in Sections D.1 and E.1 are both exceeded for a Plan Year, the leveling method of correction prescribed in Section E.5 will be continued until the aggregate limit in Treas. Reg. Section 401(m)-2(b)(3) is satisfied for such Plan Year.

APPENDIX F
HARDSHIP DISTRIBUTIONS
     F.1 GENERAL RULE. A Participant, whose Account is not otherwise distributable, may elect to receive in a single sum payment a hardship distribution prior to his Termination Date in accordance with the rules set forth in this Appendix F. A hardship distribution is not available from a Participant’s Firm Matching Contributions Account or Firm Bonus Contributions Account. Also, a hardship distribution may not include earnings on Before-tax Savings.
     F.2 DEFINITION OF HARDSHIP. A hardship distribution must be on account of one or more of the following immediate and heavy financial needs:
     (a) Medical expenses described in Code Section 213(d) incurred by the Participant, by the Participant’s spouse, or by any of the Participant’s dependents (as defined in Code Section 152), or necessary for any of these persons to obtain such medical care;
     (b) The purchase (excluding mortgage payments) of a principal residence for the Participant;
     (c) The payment of post-secondary education, tuition and related educational fees for up to the next twelve (12) months for the Participant, for the Participant’s spouse, or for any of the Participant’s dependents; or
     (d) To prevent the eviction of the Participant from his principal residence or the foreclosure on the mortgage of the Participant’s principal residence.
     F.3 RESTRICTIONS. The withdrawal must also be necessary to satisfy the immediate and heavy financial need of the Participant, and will be so deemed if all of the following requirements are satisfied:
(i)	the Participant represents that the withdrawal is not in excess of the amount of an immediate and heavy financial need (taking into account any applicable income or penalty taxes resulting from the withdrawal);

(ii)	the Participant has obtained all distributions (other than hardship withdrawals under this Appendix F) and all nontaxable loans currently available under the Plan and all other plans maintained by the Related Companies;

(iii)	Notwithstanding any other provision of the Plan, Before-Tax, After-tax and Matching Contributions by or on behalf of the Participant will be suspended for a period of 12 months after the Participant makes a Hardship withdrawal under this Appendix F, and the Participant will be

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prohibited from making any contributions for the same period to any other deferred compensation plan of CIBC or an Affiliated Employer (whether or not qualified); and

(iv)	in the Participant’s taxable year immediately following the taxable year of the Hardship withdrawal the Before-tax Contributions contributed on behalf of the Participant will not exceed the applicable limit under Appendix C for such next taxable year less the amount of Before-tax Contributions contributed on behalf of the Participant for the taxable year of the Hardship withdrawal.
A Participant will not fail to be treated as an eligible employee for purposes of Appendices D and E merely because of the application of subparagraph (iv) above.

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APPENDIX G
LOAN POLICY
     G-1 Loans to Participants. The Committee, upon request by a Participant who is an Employee of an Employer with a Year of Service (within the meaning of Section 4.03 of the Plan) or who is a “party in interest” with respect to the Plan (as such term is defined in section 3(14) of ERISA), in such manner as the Committee may require, may authorize a loan to be made to the Participant from his vested interest in the Trust Fund, subject to the following:
(a)	No loan will be made to a Participant if, immediately after such loan, the sum of the outstanding balances (including principal and interest) of all loans made to him under this Plan and under any other qualified retirement plans maintained by the Related Companies would exceed $50,000, reduced by the excess, if any, of:
(i)	the highest outstanding balance of all loans to the Participant from the plans during the one-year period ending on the day immediately before the date on which the loan is made; over

(ii)	the outstanding balance of loans from the plans to the Participant on the date on which such loan is made;
and no loan will be made to a Participant if the aggregate amount of that loan and the outstanding balance of any other loans to the Participant from the Plan would exceed one-half of the total vested balance of the Participant’s Accounts under the Plan as of the date the loan is made.

(b)	The minimum loan amount is $1,000. A Participant may not have more than two loans outstanding at any time, and after a Participant takes out one loan, he must wait 12 months before taking out a second loan.

(c)	Each loan to a Participant will be charged against the Participant’s Accounts in the following order: Matching Contributions, Firm Bonus Contributions, After-Tax Savings, (Post 1986, then Pre 1987) Rollover and Before-tax Savings. Each Loan will be charged against each Investment Fund in which the Participant’s Accounts are invested (except Treasury Bills and the CIBC Stock Fund) in the same ratio as the value of his interest in such Fund with respect to the applicable Account bears to the total of all his interest in that Account. Each loan is subject to such uniform and appropriate fees as the Committee will determine.

(d)	Each loan will be evidenced by a written note providing for:
(i)	a reasonable repayment period of not more than 5 years from the date of the loan (or 15 years for a loan used to acquire a dwelling which, within a reasonable period of time, will be used as the Participant’s principal residence);

(ii)	a rate of interest equal to prime plus 1%;

(iii)	substantially equal payments of principal and interest over the term of the loan no less frequently than monthly or semi-monthly; and

(iv)	such other terms and conditions as the Committee will determine.
(e)	A Promissory note for each loan of a Participant will be held by the Trustee in a Loan Account for the Participant.

(f)	Payments of principal and interest to the Trustee with respect to any loan to a Participant:
(i)	will reduce the outstanding balance with respect to that loan;

(ii)	will reduce the balance of the Loan Account holding the promissory note reflecting that loan;

(iii)	will be credited to the Participant’s Accounts in the order withdrawn to fund the Loan; and

(iv)	will be invested in the Investment Funds pro rata in accordance with his current investment directions.
(g)	A Participant’s obligation to repay a loan (or loans) from the Plan will be secured by the Participant’s vested interest in the Plan.

(h)	Generally, loan repayments will be made by payroll deductions. However, during any period when payroll deduction is not possible or is not permitted under applicable law, repayment will be made by personal check and the Accounts of Participants who make loan payments by this method will be charged with the cost of processing such checks.

(i)	The loan may be prepaid in full at any time without penalty.

(j)	Any loan to a Participant will become due and payable upon the 60th day following the Participant’s termination of employment with the employer sponsoring the Plan or a transferee plan. Notwithstanding any other provision of the Plan to the contrary, if the outstanding balance of principal and interest on any loan is not paid at the expiration of its term or upon acceleration in accordance with the preceding sentence, a default will occur and the Trustee will apply all or a portion of the Participant’s vested interest in the Plan in satisfaction of such outstanding obligation, but only to the extent such vested interest (or portion thereof) is then distributable under applicable provisions of the Code and under the terms of the Plan. If necessary to satisfy the entire outstanding obligation, such application of the Participant’s vested interest may be executed in a series of actions as amounts credited to the Participant’s Account become distributable.

(k)	If distribution is to be made to a Beneficiary in accordance with subsection 7.05, any outstanding promissory note of the Participant will be canceled and the unpaid balance of the loan, together with any accrued interest thereon, will be treated as a distribution to or on behalf of the Participant immediately prior to commencement of distribution to the Beneficiary.

(l)	The Committee will establish uniform procedures for applying for a loan, evaluating loan applications, and setting fees with respect to loans, any reasonable rates of interest, which will be communicated to Participants in writing.

APPENDIX H
TOP HEAVY PROVISIONS
     H.1 APPLICATION. This Appendix H will only apply to Plan Years during which the Plan is “top heavy”. All determinations relating to this Appendix H will be made in a manner consistent with Code Section 416 and applicable Regulations.
     H.2 DETERMINATION OF TOP HEAVY STATUS. The Plan is top heavy only if as of the Determination Date for that year (as described below) the top heavy ratio under the Aggregation Group exceeds 60%. The top heavy ratio is a fraction, the numerator of which is the sum of the present value of benefits of all Key Employees under the Aggregation Group as of the Determination Date and the denominator of which is the present value of all benefits under the Plan.
     The present value of benefits under a defined benefit plan or simplified employee pension included within the Aggregation Group will be computed in accordance with the terms of those plans, Code Section 416 and applicable Regulations. Benefits under any plan as of any Determination Date will include the amount of any distributions from that plan made during the plan year which includes the Determination Date (including distributions under a terminated plan which, if it had not been terminated, would have been required to be included in an aggregation group) or during any of the preceding four plan years, but will not include any amounts attributable to employee-initiated rollovers or transfers made after December 31, 1983 from a plan maintained by an unrelated employer, or, in case of a defined contribution plan, any amounts attributable to contributions made after the Determination Date unless such contributions are required by Section 412 of the Code or are made for the plan’s first plan year. Benefits attributable to a participant will include benefits paid or payable to a beneficiary of the participant, but will not include benefits paid or payable to any participant who has not performed services for CIBC or an Affiliated Employee during any of the five plan years ending on the applicable Determination Date; provided, however, that if a participant performs no services for five years and then performs services, the benefits attributable to such participant will be included. The benefit of any participant who is a Non-Key Employee with respect to a plan but who was a Key Employee with respect to such plan for any prior plan year will not be taken into account. The benefit of a Non-Key Employee under a defined benefit plan will be determined under the method which is used for accrual purposes for all plans of CIBC and other Affiliated Employers; or, if there is not such method, as if the benefit accrued not more rapidly than the slowest accrual rate permitted under Section 411(b)(1)(C) of the Code.
     H.3 DEFINITIONS. Unless the context clearly implies, or indicates the contrary, a word term or phrase used or defined in the plan is similarly used or defined for purposes of this Appendix H. For purposes of this Appendix H, the following terms mean:
(a)	“Key Employee” — As of any Determination Date, any Employee or former Employee (or Beneficiary of such Employee) who, for any Plan Year in the Determination Period:

(i)	has Compensation in excess of 50% of the dollar amount prescribed in Code Section 415(b)(1)(A) for the calendar year in which that year ends, and is an officer of CIBC or an Affiliated Employer provided that the number of officers taken into account under clause (i) will not exceed the greater of 3 or 10% of the total number (after application of the Code Section 414(q) exclusions) of Employees, but no more than 50 officers.;

(ii)	has Compensation in excess of the dollar amount prescribed in Code Section 415(c)(1)(A) for the calendar year in which that year ends, and is one of the Employees owning the ten largest interests in CIBC or any Affiliated Employers (disregarding any ownership interest which is less than 1/2 of one percent);

(iii)	is a more than 5% owner of CIBC and Affiliated Employers; or

(iv)	is a more than 1% owner of CIBC or of any Related Company and has Compensation of more than $150,000.
The constructive ownership rules and principles of Code Section 318 will apply to determine ownership in CIBC.
(b)	“Non-Key Employee” is an Employee (or beneficiary of a deceased Employee) who is not a Key Employee.

(c)	“Compensation” means 415 Compensation as defined in Appendix B.

(d)	“Aggregation Group.” The term “Aggregation Group” means the Plan and each other retirement plan (including any terminated plan) maintained by CIBC or an Affiliated Employer which is qualified under Section 401(a) of the Code and which:
(i)	during the plan year which includes the applicable Determination Date, or during any of the preceding four plan years, includes a Key Employee as a participant;

(ii)	during the plan year which includes the applicable Determination Date or, during any of the preceding four plan years, enables the Plan or any plan in which a Key Employee participates to meet the requirements of Section 401(a)(4) or 410 of the Code; or

(iii)	if the Employer so elects, the Aggregation Group will also include a Plan which at the election of the Employer, would meet the requirements of Sections 401(a)(4) and 410 if it were considered together with the Plan and all other plans described in paragraphs (a) and (b) next above.

(iv)	“Required Aggregation Plan” means a plan described in either clause (i) or (i) of this paragraph. “Permissive Aggregation Plan” means a plan described in clause (iii) of this paragraph.
(e)	“Determination Date” for any Plan Year is the last day of the preceding Plan Year. The present value of benefits as of any Determination Date will be determined as of the accounting date or valuation date coincident with or next preceding the Determination Date. If the plan years of all Aggregation Plans do not coincide, the Top Heavy status of the Plan will be determined by aggregating the present value of Plan benefits on that date with the present value of the benefits under each other plan in the Aggregation Group determined as of Determination Date of such other plans which occurs in the same calendar year as the Plan’s Determination Date.

(f)	“Determination Period” is the 5-year period ending on the Determination Date.

(g)	“Participant” means a Participant as defined at Section 1. 17 and any Employee eligible to participate in the Plan but who is not a Participant because of a failure to make Before-tax Savings or After-tax Savings.
     H.4 MINIMUM ALLOCATION. If the Plan is top heavy in any Plan Year, each Non-Key Employee who is a Participant and is employed by CIBC on the last day of the Plan Year must receive an allocation of CIBC Contributions and forfeitures that is at least equal to a top heavy minimum allocation for that Plan Year. The top heavy minimum allocation is the lesser of 3% of the Non-Key Employee’s Compensation for the Plan Year or the highest contribution rate for the Plan Year made on behalf of any Key Employee. If a defined benefit plan maintained by CIBC which benefits a Key Employee depends on this Plan to satisfy the nondiscrimination rules of Code Sections 401(a)(4) or 410 (or another plan benefiting the Key Employee so depends on such defined benefit plan), the top heavy minimum allocation is 3% of the Non-Key Employee’s Compensation regardless of the contribution rate for the Key Employees. In the event that a Non-Key Employee is a participant in a defined benefit plan or in another defined contribution plan that is part of the Aggregation Group, his top heavy minimum allocation will be paid under this Plan, rather than such other plan. Employer contributions for any Plan Year during which the Plan is top heavy will be allocated first to Non-Key employees until the requirements of this Section H.4 have been met, and to the extent necessary to comply with the provisions of this Section H.4, additional contributions will be made.

APPENDIX I
Deemed Salary Table
for
Commission Only Employees

Title	Deemed Salary
Associate or below	$50,000
Director	$85,000
Executive Director	$120,000
Managing Director	$150,000

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